Exhibit 99.1
EXPLANATORY NOTE

The information contained in this Exhibit 99.1 relates to the combined Annual Reports on Form 10-K for the year ended December 31, 2018, of MGM Growth Properties LLC, a Delaware limited liability corporation, and MGM Growth Properties Operating Partnership LP, a Delaware limited partnership. Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “MGP” or “the Company” refer to MGM Growth Properties LLC together with its consolidated subsidiaries, including MGM Growth Properties Operating Partnership LP. Unless otherwise indicated or unless the context requires otherwise, all references to the “Operating Partnership” refer to MGM Growth Properties Operating Partnership LP together with its consolidated subsidiaries.

The information contained in this Exhibit 99.1 does not reflect events that may have occurred subsequent to the original filing date of the Company’s Form 10-K for the fiscal year ended December 31, 2018, filed on February 27, 2019 (the “2018 Form 10-K”), and does not modify or update in any way the disclosures made in the 2018 Form 10-K other than as required to retrospectively reflect the discontinued operations. All other information in the 2018 Form 10-K remains unchanged. Unaffected sections of the 2018 Form 10-K have not been repeated in, and are not amended or modified by, this Exhibit 99.1. The information in this Exhibit 99.1 has not been updated for information known to management subsequent to the date of filing of the 2018 Form 10-K, except with respect to such discontinued operations. The information in this Exhibit 99.1 should be read in conjunction with the 2018 Form 10-K and filings made by the Company subsequent to the filing of the 2018 Form 10-K, including the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed on May 7, 2019 and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed on August 7, 2019.

MGP is a real estate investment trust, or REIT, and the owner of the sole general partner of the Operating Partnership. As of December 31, 2018, MGP owned approximately 26.7% of the Operating Partnership units in the Operating Partnership. The remaining approximately 73.3% of the Operating Partnership units in the Operating Partnership are owned by subsidiaries of our parent, MGM Resorts International (“MGM”). As the owner of the sole general partner of the Operating Partnership, MGP has the full, exclusive and complete responsibility for the Operating Partnership’s day-to-day management and control.

We believe combining the updates to the 2018 Form 10-K of MGP and the Operating Partnership into this single report results in the following benefits:

•	enhances investors’ understanding of MGP and the Operating Partnership by enabling investors to view the business as a whole in the same manner as management views and operates the business;

•
eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure applies to both MGP and the Operating Partnership, which we believe will assist investors in getting all relevant information on their investment in one place rather than having to access and review largely duplicative reports; and

•	creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.

There are a few differences between MGP and the Operating Partnership, which are reflected in the disclosures in this report. We believe it is important to understand the differences between MGP and the Operating Partnership in the context of how we operate as an interrelated consolidated company. MGP is a REIT, whose only material assets consist of Operating Partnership units representing limited partner interests in the Operating Partnership and its ownership interest in the general partner of the Operating Partnership. As a result, MGP does not conduct business itself, other than acting as the owner of the sole general partner of the Operating Partnership, but it may from time to time issue additional public equity. The Operating Partnership holds all the assets of the Company. The Operating Partnership conducts the operations of the business and is structured as a partnership with no publicly traded equity. Except for the net proceeds from the offerings of Class A shares by MGP, which were contributed to the Operating Partnership in exchange for Operating Partnership units, the Operating Partnership generates the capital required by the Company’s business through the Operating Partnership’s operations and by the Operating Partnership’s issuance of indebtedness or through the issuance of Operating Partnership units.

The presentation of noncontrolling interest, shareholders’ equity and partners’ capital are the main areas of difference between the combined consolidated financial statements of MGP and those of the Operating Partnership. The Operating Partnership units held by subsidiaries of MGM are accounted for as limited partners’ capital in the Operating Partnership’s combined consolidated financial statements and as noncontrolling interest within equity in MGP’s combined consolidated financial statements. The Operating Partnership units held by MGP in the Operating Partnership are accounted for as partners’ capital in the Operating Partnership’s combined consolidated financial statements and within Class A shareholders’ equity in MGP’s combined consolidated financial statements. The differences in the presentations between shareholders’ equity and partners’ capital result from the differences in the equity issued at the MGP and Operating Partnership levels.

To help investors understand the significant differences between MGP and the Operating Partnership, this report presents the combined consolidated financial statements separately for MGP and the Operating Partnership.

As the sole beneficial owner of MGM Growth Properties OP GP LLC, which is the sole general partner with control of the Operating Partnership, MGP consolidates the Operating Partnership for financial reporting purposes, and it does not have any assets other than its investment in the Operating Partnership. Therefore, the assets and liabilities of MGP and the Operating Partnership are the same on their respective combined consolidated financial statements. The separate discussions of MGP and the Operating Partnership in this report should be read in conjunction with each other to understand the results of the Company on a combined consolidated basis and how management operates the Company.

The following discussion does not reflect events that may have occurred subsequent to the original filing date of the Company’s Form 10-K for the fiscal year ended December 31, 2018, filed on February 27, 2019 (the “2018 Form 10-K”), and does not modify or update in any way the disclosures made in the 2018 Form 10-K other than as required to retrospectively reflect the discontinued operations. All other information in the 2018 Form 10-K remains unchanged. Unaffected sections of the 2018 Form 10-K have not been repeated in, and are not amended or modified by, the information contained within. The following discussion has not been updated for information known to management subsequent to the date of filing of the 2018 Form 10-K, except with respect to discontinued operations. The information in this exhibit to the Current Report should be read in conjunction with the 2018 Form 10-K and filings made by the Company subsequent to the filing of the 2018 Form 10-K, including the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed on May 7, 2019 and the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed on August 7, 2019.

PART II

ITEM 6.	SELECTED FINANCIAL DATA

The following tables set forth selected historical financial data for MGP and the Operating Partnership that should be read in conjunction with “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying combined and consolidated financial statements and notes. The historical results set forth below are not necessarily indicative of the results of operations to be expected in the future.

MGM Growth Properties LLC

	Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands, except share and per share data)
Statement of Operations:
Total revenues	$869,495	$765,695	$467,548	$—	$—
Income from continuing operations, net of tax	214,139	165,990	35,346	(261,954)	(246,242)
Income from discontinued operations, net of tax	30,563	—	—	—	—
Net income (loss)	244,702	165,990	35,346	(261,954)	(246,242)
Net income attributable to Class A shareholders	67,065	41,775	29,938	—	—
Net income per Class A share — basic:
Income from continuing operations per Class A share	$0.83	$0.68	$0.52	N/A	N/A
Income from discontinued operations per Class A share	0.11	—	—	N/A	N/A
Net income per Class A share	$0.94	$0.68	$0.52	N/A	N/A
Weighted average Class A shares outstanding	70,997,589	61,733,136	57,502,158	N/A	N/A
Net income per Class A share — diluted:
Income from continuing operations per Class A share	$0.83	$0.67	$0.52	N/A	N/A
Income from discontinued operations per Class A share	0.11	—	—	N/A	N/A
Net income per Class A share	$0.94	$0.67	$0.52	N/A	N/A
Weighted average Class A shares outstanding	71,185,674	61,916,546	57,751,489	N/A	N/A

	As of December 31,
	2018	2017	2016	2015	2014
	(in thousands)
Balance Sheet:
Real estate investments, net	$10,506,129	$10,021,938	$9,079,678	$7,793,639	$7,867,812
Total assets	10,951,307	10,351,120	9,506,740	7,793,639	7,867,812
Debt, net	4,666,949	3,934,628	3,621,942	—	—
Class A shareholders’ equity	1,565,971	1,624,650	1,333,817	—	—
Noncontrolling interest	4,279,535	4,443,089	4,274,444	—	—
Total shareholders’ equity/Predecessor net Parent investment	5,845,506	6,067,739	5,608,261	6,058,959	6,127,347

	Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands, except per share data)
Other Data:
Net cash provided by (used in) operating activities	$556,801	$482,578	$297,781	$(58,473)	$(59,980)
Net cash used in investing activities	(1,068,528)	(462,988)	(138,987)	(129,308)	(90,504)
Net cash provided by (used in) financing activities	256,000	(120,360)	201,698	187,781	150,484
Dividends declared per Class A share	$1.74	$1.60	$1.04	N/A	N/A

MGM Growth Properties Operating Partnership LP

	Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands, except unit and per unit data)
Statement of Operations:
Total revenues	$869,495	$765,695	$467,548	$—	$—
Income from continuing operations, net of tax	214,139	165,990	35,346	(261,954)	(246,242)
Income from discontinued operations, net of tax	30,563	—	—	—	—
Net income (loss)	244,702	165,990	35,346	(261,954)	(246,242)
Net income per Operating Partnership unit — basic:
Income from continuing operations per unit	$0.80	$0.67	$0.52	N/A	N/A
Income from discontinued operations per unit	0.12	—	—	N/A	N/A
Net income per Operating Partnership unit	$0.92	$0.67	$0.52	N/A	N/A
Weighted average Operating Partnership units outstanding	266,131,712	249,451,258	232,181,070	N/A	N/A
Net income per Operating Partnership unit — diluted:
Income from continuing operations per unit	$0.80	$0.66	$0.52	N/A	N/A
Income from discontinued operations per unit	0.12	—	—	N/A	N/A
Net income per Operating Partnership unit	$0.92	$0.66	$0.52	N/A	N/A
Weighted average Operating Partnership units outstanding	266,319,797	249,634,668	232,430,401	N/A	N/A

Net income attributable to Operating Partnership units, weighted average Operating Partnership units outstanding and the effect of dilutive securities outstanding are presented for the period including and subsequent to the IPO Date. See Note 11 to the accompanying combined and consolidated financial statements.

	Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands)
Balance Sheet:
Real estate investments, net	$10,506,129	$10,021,938	$9,079,678	$7,793,639	$7,867,812
Total assets	10,951,307	10,351,120	9,506,740	7,793,639	7,867,812
Debt, net	4,666,949	3,934,628	3,621,942	—	—
Partners’ capital/Predecessor net Parent investment	5,845,506	6,067,739	5,608,261	6,058,959	6,127,347

	Year Ended December 31,
	2018	2017	2016	2015	2014
	(in thousands, except per unit data)
Other Data:
Net cash provided by (used in) operating activities	$556,801	$482,578	$297,781	$(58,473)	$(59,980)
Net cash used in investing activities	(1,068,528)	(462,988)	(138,987)	(129,308)	(90,504)
Net cash provided by (used in) financing activities	256,000	(120,360)	201,698	187,781	150,484
Distributions declared per Operating Partnership unit	$1.74	$1.60	$1.04	N/A	N/A

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” within the 2018 Form 10-K filed on February 27, 2019 for a discussion of the uncertainties, risks, and assumptions that may cause our actual results to differ materially from those discussed in the forward-looking statements.

The following discussion and analysis is based on, and should be read in conjunction with, the combined and consolidated financial statements and the related notes thereto, of MGP and the Operating Partnership for the years ended December 31, 2018, 2017 and 2016. Prior to April 25, 2016, the historical financial statements have been prepared on a “carve-out” basis from MGM’s consolidated financial statements using the historical results of operations, cash flows, assets and liabilities attributable to the IPO Properties, which were controlled by MGM, and have been determined to be the Predecessor of MGP and the Operating Partnership for accounting purposes (the “Predecessor”). These historical financial statements include allocations of income, expenses, assets and liabilities from MGM that reflect significant assumptions, and the combined and consolidated financial statements do not fully reflect what the financial position, results of operations and cash flows would have been had MGP or the Operating Partnership been a stand-alone company during the periods presented. As a result, historical financial information prior to the IPO Date is not necessarily indicative of the future results of operations, financial position and cash flows of MGP or the Operating Partnership. The financial position, results of operations and cash flows presented from the IPO Date through December 31, 2016 reflect the results of MGP and the Operating Partnership subsequent to the April 25, 2016 initial public offering.

The following discussion and analysis has been retrospectively adjusted to reflect the Northfield OpCo Transaction (as defined below). Refer to Note 3 in the accompanying notes to the financial statements for additional details.

Executive Overview

MGP is one of the leading publicly traded REITs engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose tenants generally offer diverse amenities including casino gaming, hotel, convention, dining, entertainment and retail offerings.

MGP is a limited liability company that was formed in Delaware in October 2015. MGP conducts its operations through the Operating Partnership, a Delaware limited partnership formed by MGM in January 2016 that became a subsidiary of MGP on the IPO Date. The Company has elected to be treated as a real estate investment trust (“REIT”) commencing with its taxable year ended December 31, 2016.

We generate a substantial portion of our revenues by leasing our real estate properties through the Landlord, a wholly owned subsidiary of the Operating Partnership, to the Tenant, a subsidiary of MGM, which pursuant to the Master Lease requires the Tenant to pay substantially all costs associated with each property, including real estate taxes, ground lease rent, insurance, utilities and routine maintenance, in addition to the base rent and the percentage rent, each as described below. The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. Base rent and percentage rent that are known at the lease commencement date will be recorded on a straight-line basis over 30 years, which represents the initial ten-year non-cancelable lease term and all four five-year renewal terms under the Master Lease, as we have determined such renewal terms to be reasonably assured.

Additionally, we expect to grow our portfolio through acquisitions with third parties and with MGM. In pursuing external growth initiatives, we will generally seek to acquire properties that can generate stable rental revenue through long-term, triple-net leases with tenants with established operating histories, and we will consider various factors when evaluating acquisitions.

On July 6, 2018, our taxable REIT subsidiary (“TRS”) completed the previously announced acquisition of Northfield for $1.1 billion. We funded the acquisition through a $200 million draw on the term loan A facility and a $655 million draw under the revolving credit facility, with the remainder of the purchase price paid with cash on hand. On April 1, 2019, the TRS liquidated. Concurrently, a subsidiary of MGM acquired the membership interests of Northfield (“Northfield OpCo”), the entity that previously owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park in Northfield, Ohio, for consideration consisting of Operating Partnership units that were ultimately redeemed by the Operating Partnership and the Company retained the real estate assets (collectively, the “Northfield OpCo Transaction”). The Northfield OpCo Transaction was accounted for as a transaction between entities under common control and, therefore, the Company’s TRS had carried the Northfield OpCo operating assets and liabilities as held and used until the close of the transaction on April 1, 2019. The Company’s results for Northfield OpCo for the year ended December 31, 2018 are reflected in discontinued operations on the consolidated statement of operations and the related assets and liabilities have been reclassified as assets held for sale and liabilities related to assets held for sale on the consolidated balance sheet on a retrospective basis. The retained real estate assets have been retrospectively reclassified into real estate investments, net. Refer to Note 3 in the accompanying notes to the financial statements for additional details.

As of December 31, 2018, our portfolio consisted of eleven premier destination resorts operated by MGM, as well as Hard Rock Rocksino Northfield Park in Northfield, Ohio, including properties that we believe are among the world’s finest casino and resorts, and The Park in Las Vegas. Empire City in Yonkers, New York joined our portfolio in January 2019 as discussed in Note 1 in the accompanying notes to the financial statements.

Combined Results of Operations for MGP and the Operating Partnership

The following is a comparative discussion of results of operations for the years ended December 31, 2018, 2017 and 2016. The results of operations for the twelve months ended December 31, 2016 reflect the results of operations of the Predecessor through April 24, 2016 combined with the results of operations of MGP and the Operating Partnership from the IPO Date through December 31, 2016.

Overview

The following table summarizes our financial results for the years ended December 31, 2018, 2017 and 2016:

	Year ended December 31,
	2018	2017	2016
	(in thousands)
Total revenues	$869,495	$765,695	$467,548
Expenses	429,355	412,910	313,774
Income from continuing operations, net of tax	214,139	165,990	35,346
Income from discontinued operations, net of tax	30,563	—	—
Net Income	244,702	165,990	35,346
Net income attributable to Class A shareholders	67,065	41,775	29,938

Revenues

Rental revenue. Rental revenues, including tenant reimbursements and other, for the years ended December 31, 2018, 2017 and 2016 were $869.5 million, $765.7 million and $467.5 million, respectively. The $103.8 million, or 14%, increase for 2018 compared to 2017 was primarily due to an increase in rental revenues of $71.2 million driven by the MGM National Harbor Transaction in October 2017. The $298.1 million, or 64%, increase for 2017 as compared to 2016 was due to three months of rent in 2017 related to the National Harbor acquisition, a full twelve months of rent related to the Borgata acquisition in August 2016, as well as revenue being generated during the entire 2017 fiscal year given the Company only generated revenues in 2016 from April 25, 2016 through December 31, 2016.

Expenses

Depreciation. Depreciation expense was $266.6 million, $260.5 million and $220.7 million for the years ended December 31, 2018, 2017 and 2016, respectively. The $6.2 million, or 2%, increase for 2018 as compared to 2017 was primarily the result of a partial year of depreciation relating to our acquisition of the MGM Northfield Park real estate assets in July 2018 and a full year of depreciation on the MGM National Harbor real estate assets acquired in October 2017. The $39.8 million, or 18%, increase for 2017 as compared to 2016 was the result of a full year of depreciation on the Borgata real estate assets acquired in August 2016 and a partial year of depreciation relating to the MGM National Harbor real estate assets acquired in October 2017.

Property transactions, net. Property transactions, net were $20.3 million in 2018 compared to $34.0 million in 2017 and $4.7 million in 2016. Property transactions, net in all years relate to normal losses on the disposition of assets recognized during the year and fluctuate year over year based on the timing of our disposition of assets.

Reimbursable expenses. Reimbursable expenses were $119.5 million, $88.3 million and $68.1 million for the years ended December 31, 2018, 2017 and 2016, respectively. The $31.3 million, or 35%, increase for 2018 as compared to 2017 was primarily due to the ground lease and property taxes for MGM National Harbor, which was acquired in October 2017. Reimbursable expenses increased $20.2 million, or 30%, for 2017 as compared to 2016 primarily due to the ground leases and property taxes for Borgata, which was acquired in August 2016.

Acquisition-related expenses. Acquisition-related expenses were $6.1 million, $17.3 million and $10.2 million for the years ended December 31, 2018, 2017 and 2016, respectively. The $11.2 million, or 64%, decrease for 2018 as compared to 2017 was primarily due to $16.1 million of real estate transfer taxes related to the MGM National Harbor Transaction in 2017, partially offset by costs incurred related to the Northfield Acquisition and Empire City Transaction in 2018. The $7.1 million, or 70%, increase for 2017 as compared to 2016 was primarily due to $16.1 million of real estate transfer taxes related to the MGM National Harbor Transaction in 2017 partially offset by costs incurred related to the Borgata Transaction in 2016.

General and administrative expenses. General and administrative expenses for the years ended December 31, 2018, 2017 and 2016 were $16.0 million, $12.2 million and $9.9 million, respectively. The $3.9 million, or 32%, increase for 2018 as compared to 2017 was primarily due to an increase in costs incurred for transactions which did not sign or close. The $2.3 million, or 23%, increase for 2017 as compared to 2016 was primarily due to a full year of these costs in 2017 as compared to the partial year of 2016.
Other Expenses
Total other expenses for the years ended December 31, 2018, 2017 and 2016 were $220.2 million, $181.9 million, and $116.2 million, respectively. The $38.3 million, or 21%, increase for 2018 as compared to 2017 was primarily due to an increase of interest expense on our senior secured credit facility and senior notes, which primarily related to the $550 million net draws on the revolver throughout 2018, the $200 million draw on term loan A in July 2018, and a slight increase in interest rates. The $65.7 million, or 57%, increase for 2017 as compared to 2016 was primarily due to an increase in interest expense as a result of the issuance of $350 million in senior notes in 2017.
Discontinued Operations

Income from discontinued operations, net of tax for the year ended December 31, 2018 was $30.6 million and entirely attributable to Northfield OpCo. See Note 3 of the accompanying financial statements for additional discussion. There was no income from discontinued operations, net of tax for the years ended December 31, 2017 and 2016.

Provision for Income Taxes
Our effective tax rate on income from continuing operations was 2.6%, 2.9%, and 6.0% for the years ended December 31, 2018, 2017 and 2016, respectively. Our effective rate decreased slightly in 2018 compared to 2017 primarily due to benefits realized for depreciation of real estate assets of the TRS that are included in continuing operations in 2018. The TRS is subject to federal, state and local income taxes at the applicable statutory rate. Our effective rate for 2016 was impacted by the accounting for the pre-IPO period during 2016 and is not comparable to 2017 or 2018. Refer to Note 2 and Note 8 of the accompanying financial statements for additional discussion.

Supplemental Data: 2016 Results of Operations Subsequent to the IPO Date

The following table summarizes the combined and consolidated results of operations of MGP and the Operating Partnership for the year ended December 31, 2016:

	Year Ended	Less: Activity	IPO Date to
	December 31, 2016	prior to IPO Date	December 31, 2016
	(in thousands, except unit and per unit amounts)
Revenues
Rental revenue	$419,239	$—	$419,239
Tenant reimbursements and other	48,309	—	48,309
	467,548	—	467,548
Expenses
Depreciation	220,667	63,675	156,992
Property transactions, net	4,684	874	3,810
Reimbursable expenses	68,063	19,834	48,229
Amortization of above market lease, net	286	—	286
Acquisition-related expenses	10,178	—	10,178
General and administrative	9,896	—	9,896
	313,774	84,383	229,391
	153,774	(84,383)	238,157
Other income (expense)
Interest income	774	—	774
Interest expense	(116,212)	—	(116,212)
Other	(726)	—	(726)
	(116,164)	—	(116,164)
Income (loss) before income taxes	37,610	(84,383)	121,993
Provision for income taxes	(2,264)	—	(2,264)
Net income (loss)	35,346	(84,383)	119,729
Less: Net (income) loss attributable to noncontrolling interest	(5,408)	84,383	(89,791)
Net income attributable to Class A shareholders	$29,938	$—	$29,938

Non-GAAP Measures

Unless otherwise indicated, our non-GAAP measures discussed herein are related to our continuing operations and not our discontinued operations, assets held for sale, nor liabilities related to assets held for sale. Funds From Operations (“FFO”) is net income (computed in accordance with U.S. GAAP), excluding gains and losses from sales or disposals of property (presented as property transactions, net), plus real estate depreciation, as defined by the National Association of Real Estate Investment Trusts.

Adjusted Funds From Operations (“AFFO”) is FFO as adjusted for amortization of financing costs and cash flow hedges; non-cash compensation expense; net effect of straight-line rent and amortization of deferred revenue; acquisition-related expenses; amortization of above market lease, net; other expenses; provision for income taxes related to the REIT and other, net - discontinued operations.

Adjusted EBITDA is net income (computed in accordance with U.S. GAAP) as adjusted for gains and losses from sales or disposals of property (presented as property transactions, net); real estate depreciation; amortization of financing costs and cash flow hedges; non-cash compensation expense; net effect of straight-line rent and amortization of deferred revenue; acquisition-related expenses; amortization of above market lease, net; other expenses; other, net - discontinued operations; interest income; interest expense (including amortization of financing costs and cash flow hedges) and provision for income taxes.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA are supplemental performance measures that have not been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) that management believes are useful to investors in comparing operating and financial results between periods. Management believes that this is especially true since these measures exclude real estate depreciation and amortization expense and management believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a meaningful measure of the Company’s operating results in comparison to the operating results of other REITs. Adjusted EBITDA is useful to investors to further supplement AFFO and FFO and to provide investors a performance metric which excludes interest expense. In addition to non-cash items, the Company adjusts AFFO and Adjusted EBITDA for acquisition-related expenses. While we do not label these expenses as non-recurring, infrequent or unusual, management believes that it is helpful to adjust for these expenses when they do occur to allow for comparability of results between periods because each acquisition is (and will be) of varying size and complexity and may involve different types of expenses depending on the type of property being acquired and from whom.

FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO, FFO per unit, AFFO, AFFO per unit and Adjusted EBITDA as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

The following table provides a reconciliation of our net income to FFO, AFFO and Adjusted EBITDA:

	Year ended December 31,			IPO Date to
	2018	2017	2016	December 31, 2016
	(in thousands)
Net income	$244,702	$165,990	$35,346	$119,729
Real estate depreciation(1)	266,622	260,455	220,667	156,992
Property transactions, net	20,319	34,022	4,684	3,810
Funds From Operations	531,643	460,467	260,697	280,531
Amortization of financing costs and cash flow hedges	12,572	11,713	7,195	7,195
Non-cash compensation expense	2,093	1,336	510	510
Net effect of straight-line rent and amortization of deferred revenue	16,969	4,063	(1,819)	(1,819)
Acquisition-related expenses	6,149	17,304	10,178	10,178
Amortization of above market lease, net	686	686	286	286
Other expenses	7,191	1,621	726	726
Provision for income taxes - REIT	5,779	4,906	2,264	2,264
Other, net - discontinued operations	9,147	—	—	—
Adjusted Funds From Operations	592,229	502,096	280,037	299,871
Interest income	(2,501)	(3,907)	(774)	(774)
Interest expense	215,532	184,175	116,212	116,212
Amortization of financing costs and cash flow hedges	(12,572)	(11,713)	(7,195)	(7,195)
Provision for income taxes - discontinued operations	5,056	—	—	—
Adjusted EBITDA	$797,744	$670,651	$388,280	$408,114

(1) Includes deprecation on MGM Northfield real estate assets for the period of July 6, 2018 through December 31, 2018.

The following table presents FFO and AFFO per diluted Operating Partnership unit:

	Year Ended December 31,	Year Ended December 31,	IPO Date to
	2018	2017	December 31, 2016
Weighted average Operating Partnership units outstanding
Basic	266,131,712	249,451,258	232,181,070
Diluted	266,319,797	249,634,668	232,430,401

Net income per Operating Partnership units outstanding
Basic	$0.92	$0.67	$0.52
Diluted	$0.92	$0.66	$0.52

FFO per Operating Partnership unit
Diluted	$2.00	$1.84	$1.21
AFFO per Operating Partnership unit
Diluted	$2.22	$2.01	$1.29

Liquidity and Capital Resources

Rental revenue is our primary source of cash from operations and is dependent on the Tenant’s ability to pay rent. All of our indebtedness is held by the Operating Partnership and MGP does not guarantee any of the Operating Partnership’s indebtedness. MGP’s principal funding requirement is the payment of distributions on its Class A shares, and its principal source of funding for these distributions is the distributions it receives from the Operating Partnership. MGP’s liquidity is therefore dependent upon the Operating Partnership’s ability to make sufficient distributions to it. The Operating Partnership’s primary uses of cash include payment of operating expenses, debt service and distributions to MGP. We believe that the Operating Partnership currently has sufficient liquidity to satisfy all of its commitments, including its distributions to MGP, the $246 million of indebtedness acquired in connection with the Empire City Transaction in January 2019, which was immediately repaid at closing, and the $637.5 million the Company will pay to MGM Resorts in consideration for the Park MGM Lease Transaction, and in turn, that we currently have sufficient liquidity to satisfy all our commitments in the form of $59.8 million in cash and cash equivalents held by the Operating Partnership as of December 31, 2018, of which $55.8 million is classified as assets held for sale, expected cash flows from operations, $800.0 million of borrowing capacity under the Operating Partnership’s revolving credit facility as of December 31, 2018, the estimated proceeds received of $740.0 million, net of issuance costs, from the issuance of senior notes issued in January 2019, as well as estimated net proceeds of $548.4 million from the public offering of Class A shares in January 2019. See Note 6 and Note 9 to the accompanying financial statements for a description of our principal debt arrangements and additional details of the Class A share offering, respectively. In addition, we expect to incur additional indebtedness in the future to finance acquisitions or for general corporate or other purposes.

Summary of Cash Flows

Net cash provided by operating activities for the years ended December 31, 2018, 2017 and 2016 was $556.8 million, $482.6 million and $297.8 million, respectively. The $74.2 million increase in 2018 as compared to 2017 was primarily due to an increase in rental payments of $73.6 million year over year as a result of the MGM National Harbor transaction, as well as the impact of the 2.0% fixed annual rent escalators that went into effect on April 1, 2018, partially offset by an increase in cash paid for interest. The $184.8 million increase in net cash provided by operating activities in 2017 as compared to 2016 was due primarily to an increase in rental payments as well as 2016 being negatively impacted by operating outflows of $19.8 million related to activities of the Predecessor prior to the IPO Date funded by MGM.

Net cash used in investing activities for the years ended December 31, 2018, 2017 and 2016 was $1.1 billion, $463.0 million and $139.0 million, respectively. The $605.5 million increase in use of cash for 2018 as compared to 2017 was primarily attributable to the Northfield Acquisition in July 2018. The $324.0 million increase in use of cash in 2017 as compared to 2016 was primarily attributable to the MGM National Harbor Transaction in October 2017.

Net cash provided by financing activities for the year ended December 31, 2018 was $256.0 million, which was primarily attributable to net draws on our revolver of $550 million and our delayed draw on Term Loan A of $200 million, partially offset by repayments on our term loans of $22.3 million and our payment of $454.3 million of distributions and dividends. Net cash used in financing activities for the year ended December 31, 2017 was $120.4 million, which was primarily attributable to the $425.0 million repayment of assumed debt relating to the MGM National Harbor Transaction and $385.4 million in distributions and dividends paid, partially offset by the $350.0 million proceeds from the issuance of senior notes by the Operating Partnership and $404.7 million of proceeds from the issuance of Class A shares. Net cash provided by financing activities for the year ended December 31, 2016 was $201.7 million, which was primarily attributable to net proceeds of $3.6 billion from the issuance of indebtedness by the Operating Partnership and net proceeds of $1.1 billion received from the issuance of Class A shares, partially offset by $150.8 million in distributions and dividends paid as well as the $4.5 billion repayment of the bridge facilities that were assumed by the Operating Partnership in connection with the acquisition of the IPO Properties and the Borgata Transaction.

Net cash used in operating, financing and investing activities for our discontinued operations for the year ended December 31, 2018 was $55.8 million, which was entirely due to the operations of Northfield OpCo.

Dividends and Distributions

The following table presents the distributions declared and paid by the Operating Partnership and the distributions declared and paid by MGP. MGP pays its dividends with the receipt of its share of the Operating Partnership’s distributions.

Declaration Date	Record Date	Distribution/ Dividend Per Unit/ Share	Payment Date
(in thousands, except per unit and per share amount)
2018
December 14, 2018	December 31, 2018	$0.4475	January 15, 2019
September 17, 2018	September 28, 2018	$0.4375	October 15, 2018
June 15, 2018	June 29, 2018	$0.4300	July 16, 2018
March 15, 2018	March 30, 2018	$0.4200	April 13, 2018
2017
December 15, 2017	December 29, 2017	$0.4200	January 16, 2018
September 15, 2017	September 29, 2017	$0.3950	October 13, 2017
June 15, 2017	June 30, 2017	$0.3950	July 14, 2017
March 15, 2017	March 31, 2017	$0.3875	April 13, 2017
2016
December 15, 2016	December 30, 2016	$0.3875	January 16, 2017
September 15, 2016	September 30, 2016	$0.3875	October 14, 2016
June 16, 2016	June 30, 2016	$0.2632	July 15, 2016

Principal Debt Arrangements

See Note 6 to the accompanying combined and consolidated financial statements for information regarding our debt agreements as of December 31, 2018.

Capital Expenditures

See Note 2 to the accompanying combined and consolidated financial statements for information regarding our capital expenditures, including Non-Normal Tenant Improvements as of December 31, 2018.

Inflation

The Master Lease provides for certain increases in rent as a result of the fixed annual rent escalator or changes in the variable percentage rent as further described above under “—Master Lease.” We expect that inflation will cause the variable percentage rent provisions to result in rent increases over time. However, we could be negatively affected if increases in rent are not sufficient to cover increases in our operating expenses due to inflation. In addition, inflation and increased cost may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue due to inflation.

Off-Balance Sheet Arrangements

As of December 31, 2018, we do not have any off-balance sheet arrangements except for our Master Lease disclosed in more detail in Note 5 to the accompanying combined and consolidated financial statements.

Commitments and Contractual Obligations

The following table summarizes our scheduled contractual obligations as of December 31, 2018:

	Payments due by Period
	2019	2020	2021	2022	2023	Thereafter	Total
	(In millions)
Long-term debt	$24.4	$30.2	$30.2	$30.3	$997.4	$3,606.6	$4,719.1
Estimated interest payments on long-term debt(1)	219.7	219.3	218.6	224.7	199.6	264.6	1,346.5
Operating leases(2)	19.9	21.1	25.0	25.0	24.9	1,310.3	1,426.2
Total	$264.0	$270.6	$273.8	$280.0	$1,221.9	$5,181.5	$7,491.8

(1)
Estimated interest payments are based on principal amounts and expected maturities of debt outstanding at December 31, 2018 and LIBOR rates as of December 31, 2018 for our senior credit facility. We have adjusted estimated interest expense to include the impact of our interest rate swap agreements with a $1.2 billion notional amount, for which we pay an average combined fixed rate of 1.844% and receive the 1-month LIBOR rate. In addition, beginning in 2020, we adjusted for the interest rate swap agreements entered into in December 2018 with a $400 million notional amount, for which we pay fixed rate of 2.735%, as these swaps become effective on December 31, 2019.

(2)	Primarily related to non-cancelable commitments under ground leases as further discussed in Note 12 to the accompanying financial statements.

Application of Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. We have identified certain accounting policies that we believe are the most critical to the presentation of our financial information over a period of time. These accounting policies may require our management to make decisions on subjective and/or complex matters relating to reported amounts of assets, liabilities, revenue, costs, expenses and related disclosures. These would further lead us to estimate the effect of matters that may inherently be uncertain.

Estimates are required in order to prepare the financial statements in conformity with U.S. GAAP. Significant estimates, judgments, and assumptions are required in a number of areas, including, but not limited to, REIT qualification, determining the useful lives of real estate investments and property and equipment used in operations and evaluating the impairment of such assets, and purchase price allocations. The judgment on such estimates and underlying assumptions is based on our experience and various other factors that we believe are reasonable under the circumstances. These form the basis of our judgment on matters that may not be apparent from other available sources of information. In many instances changes in the accounting estimates are likely to occur from period to period. Actual results may differ from the estimates. The future financial statement presentation, financial condition, results of operations and cash flows may be affected to the extent that the actual results differ materially from our estimates.

Income Taxes - REIT Qualification

We have elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016, and intend to continue to be organized and to operate in a manner that will permit us to continue to qualify as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to shareholders, determined without regard to the dividends paid deduction and excluding any net capital gains. As a REIT, we generally will not be subject to federal income tax on income that we pay as distributions to our shareholders. If we fail to qualify as a REIT in any taxable year, we will for that year and subsequent years be subject to U.S. federal and state income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and distributions paid to our shareholders would not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to shareholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

Real Estate Investments, Property and Equipment Used in Operations, and Depreciation

Real estate costs related to the acquisition and improvement of our properties are capitalized and include expenditures that materially extend the useful lives of existing assets. Property and equipment used in operations represents the fixed assets acquired in the Northfield Acquisition and was therefore recognized at fair value at the acquisition date. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets. We consider the period of future benefit of an asset to determine its appropriate useful life. Depreciation on our buildings, improvements and integral equipment is computed using the straight-line method over an estimated useful life of 3 to 40 years. If we use a shorter or longer estimated useful life, it could have a material impact on our results of operations. We believe that 3 to 40 years is an appropriate estimate of useful life. Property and Equipment Used in Operations that relate to the operations of Northfield are classified as assets held for sale. Refer to Note 3 for further information.

Impairment of Real Estate Investments

We continually monitor events and changes in circumstances that could indicate that the carrying amount of our real estate investments may not be recoverable or realized. In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including land, buildings and improvements, land improvements, and equipment is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in a property over its remaining useful life, a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets, or significant changes in business strategies. If such circumstances arise, we use an estimate of the undiscounted value of expected future operating cash flows to determine whether the long-lived assets are impaired. If the aggregate undiscounted cash flows plus net proceeds expected from disposition of the asset (if any) are less than the carrying amount of the assets, the resulting impairment charge to be recorded is calculated based on the excess of the carrying value of the assets over the fair value of such assets, with the fair value determined based on an estimate of discounted future cash flows, appraisals or other valuation techniques.

Business Combinations

We allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets.

Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows (primarily from the racing and gaming license) and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Other estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed, as more fully discussed in Note 3 of the accompanying combined and consolidated financial statements.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial Statements.

Financial Statement Schedule.

MGM Growth Properties LLC and MGM Growth Properties Operating Partnership LP:
Schedule III — Real Estate and Accumulated Depreciation — December 31, 2018	53

The financial information in the financial statement schedule should be read in conjunction with the consolidated financial statements. We have omitted schedules other than the one listed above because they are not required or are not applicable, or the required information is shown in the financial statements or notes to the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of MGM Growth Properties LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MGM Growth Properties LLC and subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related combined and consolidated statements of operations and comprehensive income, cash flows, and shareholders’ equity for each of the three years in the period ended December 31, 2018 and the related notes and the schedule listed in the Table of Contents at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 27, 2019 (not presented herein), expressed an unqualified opinion on the Company’s internal control over financial reporting.

Emphasis of a Matter

As discussed in Notes 1 and 3 to the financial statements, the financial statements have been retrospectively revised as a result of discontinued operations.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
February 27, 2019 (August 16, 2019 as to the effects of the discontinued operations discussed in Notes 1 and 3)

We have served as the Company’s auditor since 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the General Partner of MGM Growth Properties Operating Partnership LP

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MGM Growth Properties Operating Partnership LP and subsidiaries (the “Partnership”) as of December 31, 2018 and 2017, the related combined and consolidated statements of statements of operations and comprehensive income (loss), cash flows, and partners’ capital, for each of the three years in the period ended December 31, 2018, and the related notes and the schedule listed in the Tables of Contents at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As discussed in Notes 1 and 3 to the financial statements, the financial statements have been retrospectively revised as a result of discontinued operations.

Basis for Opinion

These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
February 27, 2019 (August 16, 2019 as to the effects of the discontinued operations discussed in Note 1 and 3)

We have served as the auditor since 2015.

MGM GROWTH PROPERTIES LLC
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31,
	2018	2017
ASSETS
Real estate investments, net	$10,506,129	$10,021,938
Cash and cash equivalents	3,995	259,722
Tenant and other receivables, net	7,668	6,385
Prepaid expenses and other assets	34,813	18,487
Above market lease, asset	43,014	44,588
Assets held for sale	355,688	—
Total assets	$10,951,307	$10,351,120

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Debt, net	$4,666,949	$3,934,628
Due to MGM Resorts International and affiliates	227	962
Accounts payable, accrued expenses and other liabilities	20,796	10,240
Above market lease, liability	46,181	47,069
Accrued interest	26,096	22,565
Dividend and distribution payable	119,055	111,733
Deferred revenue	163,926	127,640
Deferred income taxes, net	33,634	28,544
Liabilities related to assets held for sale	28,937	—
Total liabilities	5,105,801	4,283,381
Commitments and contingencies (Note 12)
Shareholders' equity
Class A shares: no par value, 1,000,000,000 shares authorized, 70,911,166 and 70,896,795 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	1,712,671	1,716,490
Accumulated deficit	(150,908)	(94,948)
Accumulated other comprehensive income	4,208	3,108
Total Class A shareholders' equity	1,565,971	1,624,650
Noncontrolling interest	4,279,535	4,443,089
Total shareholders' equity	5,845,506	6,067,739
Total liabilities and shareholders' equity	$10,951,307	$10,351,120

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Year Ended December 31,
	2018	2017	2016
Revenues
Rental revenue	$746,253	$675,089	$419,239
Tenant reimbursements and other	123,242	90,606	48,309
Total revenues	869,495	765,695	467,548

Expenses
Depreciation	266,622	260,455	220,667
Property transactions, net	20,319	34,022	4,684
Reimbursable expenses	119,531	88,254	68,063
Amortization of above market lease, net	686	686	286
Acquisition-related expenses	6,149	17,304	10,178
General and administrative	16,048	12,189	9,896
	429,355	412,910	313,774
	440,140	352,785	153,774
Other income (expense)
Interest income	2,501	3,907	774
Interest expense	(215,532)	(184,175)	(116,212)
Other	(7,191)	(1,621)	(726)
	(220,222)	(181,889)	(116,164)
Income from continuing operations before income taxes	219,918	170,896	37,610
Provision for income taxes	(5,779)	(4,906)	(2,264)
Income from continuing operations, net of tax	214,139	165,990	35,346
Income from discontinued operations, net of tax (Note 3)	30,563	—	—
Net Income	244,702	165,990	35,346
Less: Net income attributable to noncontrolling interest	(177,637)	(124,215)	(5,408)
Net income attributable to Class A shareholders	$67,065	$41,775	$29,938

Weighted average Class A shares outstanding:
Basic	70,997,589	61,733,136	57,502,158
Diluted	71,185,674	61,916,546	57,751,489

Per Class A share data
Income from continuing operations per Class A share (basic)	$0.83	$0.68	$0.52
Income from discontinued operations per Class A share (basic)	0.11	—	—
Net income per Class A share (basic)	$0.94	$0.68	$0.52

Income from continuing operations per Class A share (diluted)	$0.83	$0.67	$0.52
Income from discontinued operations per Class A share (diluted)	0.11	—	—
Net income per Class A share (diluted)	$0.94	$0.67	$0.52

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC
COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended December 31,
	2018	2017	2016
Net income	$244,702	$165,990	$35,346
Other comprehensive income
Unrealized gain on cash flow hedges	4,128	9,782	1,879
Other comprehensive income	4,128	9,782	1,879
Comprehensive income	248,830	175,772	37,225
Less: Comprehensive income attributable to noncontrolling interests	(180,665)	(131,236)	(6,842)
Comprehensive income attributable to Class A shareholders	$68,165	$44,536	$30,383

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities
Net income	$244,702	$165,990	$35,346
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net	(30,563)	—	—
Depreciation	266,622	260,455	220,667
Property transactions, net	20,319	34,022	4,684
Amortization of deferred financing costs and debt discount	12,031	11,360	7,195
Loss on retirement of debt	2,736	798	—
Amortization related to above market lease, net	686	686	286
Deemed contributions - tax sharing agreement	5,745	1,730	2,156
Straight-line rental revenues	20,680	6,414	(1,739)
Amortization of deferred revenue	(3,711)	(2,352)	(80)
Share-based compensation	2,093	1,336	510
Deferred income taxes	5,090	3,176	108
Other	2,801	—	—
Change in operating assets and liabilities:
Tenant and other receivables, net	(1,283)	3,118	(9,503)
Prepaid expenses and other assets	654	(1,537)	6,747
Due to MGM Resorts International and affiliates	(735)	796	166
Accounts payable, accrued expenses and other liabilities	5,403	158	5,101
Accrued interest	3,531	(3,572)	26,137
Net cash provided by operating activities	556,801	482,578	297,781
Cash flows from investing activities
Capital expenditures for property and equipment	(192)	(488)	(138,987)
Acquisition of Northfield	(1,068,336)	—	—
MGM National Harbor Transaction	—	(462,500)	—
Net cash used in investing activities	(1,068,528)	(462,988)	(138,987)
Cash flows from financing activities
Net borrowings (repayments) under bank credit facility	727,750	(41,875)	(16,750)
Proceeds from issuance of debt	—	350,000	3,700,000
Deferred financing costs	(17,490)	(5,598)	(77,163)
Repayment of assumed debt and bridge facilities	—	(425,000)	(4,544,850)
Issuance of Class A shares	—	404,685	1,207,500
Class A share issuance costs	—	(17,137)	(75,032)
Dividends and distributions paid	(454,260)	(385,435)	(150,829)
Net cash transfers from Parent	—	—	158,822
Net cash provided by (used in) financing activities	256,000	(120,360)	201,698

Cash flows from discontinued operations, net
Cash flows provided by operating activities, net	23,406	—	—
Cash flows provided by investing activities, net	32,416	—	—
Cash flows provided by financing activities, net	—	—	—
Net cash provided by discontinued operations	55,822	—	—

Change in cash and cash equivalents classified as assets held for sale	55,822	—	—
Cash and cash equivalents
Net (decrease) increase for the period	(255,727)	(100,770)	360,492
Balance, beginning of period	259,722	360,492	—
Balance, end of period	$3,995	$259,722	$360,492
Supplemental cash flow disclosures
Interest paid	$199,429	$176,033	$82,880
Non-cash investing and financing activities
Non-Normal Tenant Improvements by Tenant	$19,316	$52,995	$72,402
Accrual of dividend and distribution payable to Class A shareholders and Operating Partnership unit holders	$119,055	$111,733	$94,109
MGM National Harbor Transaction net assets acquired	$—	$721,409	$—
Borgata Transaction net assets acquired	$—	$—	$1,273,230

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC
COMBINED AND CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands, except per share amounts)

	Class A Shares	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Predecessor Net Parent Investment	Total Class A Shareholders' Equity	Noncontrolling Interest	Total Shareholders' Equity
Balance at January 1, 2016	$—	$—	$—	$—	$6,058,959	$6,058,959	$—	$6,058,959
Net loss - January 1, 2016 to April 24, 2016	—	—	—	—	(84,383)	(84,383)	—	(84,383)
Assumption of bridge facilities from MGM	—	—	—	—	(4,000,000)	(4,000,000)	—	(4,000,000)
Other contributions from MGM	—	—	—	—	1,893,502	1,893,502	—	1,893,502
Issuance of Class A shares	—	1,207,500	—	—	—	1,207,500	—	1,207,500
Initial public offering costs	—	(75,032)	—	—	—	(75,032)	—	(75,032)
Noncontrolling interest and additional paid-in capital effective April 24, 2016	—	201,785	—	—	(3,868,078)	(3,666,293)	3,666,293	—
Borgata Transaction	—	28,753	—	—	—	28,753	699,626	728,379
Net income - April 25, 2016 to December 31, 2016	—	—	29,938	—	—	29,938	89,791	119,729
Other comprehensive income - cash flow hedges	—	—	—	445	—	445	1,434	1,879
Share-based compensation	—	124	—	—	—	124	386	510
Deemed contribution - tax sharing agreement	—	—	—	—	—	—	2,156	2,156
Dividends and distributions declared ($1.0382 per class A share)	—	—	(59,696)	—	—	(59,696)	(185,242)	(244,938)
Balance at December 31, 2016	—	1,363,130	(29,758)	445	—	1,333,817	4,274,444	5,608,261
Net income	—	—	41,775	—	—	41,775	124,215	165,990
Other comprehensive income - cash flow hedges	—	—	—	2,761	—	2,761	7,021	9,782
MGM National Harbor Transaction	—	19,372	—	11	—	19,383	277,026	296,409
Issuance of Class A shares	—	333,742	(4,125)	(109)	—	329,508	58,040	387,548
Share-based compensation	—	334	—	—	—	334	1,002	1,336
Deemed contribution - tax sharing agreement	—	—	—	—	—	—	1,730	1,730
Dividends and distributions declared ($1.5975 per share)	—	—	(102,840)	—	—	(102,840)	(300,219)	(403,059)
Other	—	(88)	—	—	—	(88)	(170)	(258)
Balance at December 31, 2017	—	1,716,490	(94,948)	3,108	—	1,624,650	4,443,089	6,067,739
Net income	—	—	67,065	—	—	67,065	177,637	244,702
Other comprehensive income - cash flow hedges	—	—	—	1,100	—	1,100	3,028	4,128
Share-based compensation	—	558	—	—	—	558	1,535	2,093
Deemed contribution - tax sharing agreement	—	—	—	—	—	—	5,745	5,745
Dividends and distributions declared ($1.7350 per share)	—	—	(123,025)	—	—	(123,025)	(338,557)	(461,582)
Other	—	(4,377)	—	—	—	(4,377)	(12,942)	(17,319)
Balance at December 31, 2018	$—	$1,712,671	$(150,908)	$4,208	$—	$1,565,971	$4,279,535	$5,845,506

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit amounts)

	December 31,
	2018	2017
ASSETS
Real estate investments, net	$10,506,129	$10,021,938
Cash and cash equivalents	3,995	259,722
Tenant and other receivables, net	7,668	6,385
Prepaid expenses and other assets	34,813	18,487
Above market lease, asset	43,014	44,588
Assets held for sale	355,688	—
Total assets	$10,951,307	$10,351,120

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Debt, net	$4,666,949	$3,934,628
Due to MGM Resorts International and affiliates	227	962
Accounts payable, accrued expenses and other liabilities	20,796	10,240
Above market lease, liability	46,181	47,069
Accrued interest	26,096	22,565
Distribution payable	119,055	111,733
Deferred revenue	163,926	127,640
Deferred income taxes, net	33,634	28,544
Liabilities related to assets held for sale	28,937	—
Total liabilities	5,105,801	4,283,381
Commitments and contingencies (Note 12)
Partners’ capital
General partner	—	—
Limited partners: 266,045,289 and 266,030,918 Operating Partnership units issued and outstanding as of December 31, 2018 and December 31, 2017, respectively.	5,845,506	6,067,739
Total partners’ capital	5,845,506	6,067,739
Total liabilities and partners’ capital	$10,951,307	$10,351,120

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit amounts)

	Year Ended December 31,
	2018	2017	2016
Revenues
Rental revenue	$746,253	$675,089	$419,239
Tenant reimbursements and other	123,242	90,606	48,309
Total revenues	869,495	765,695	467,548

Expenses
Depreciation	266,622	260,455	220,667
Property transactions, net	20,319	34,022	4,684
Reimbursable expenses	119,531	88,254	68,063
Amortization of above market lease, net	686	686	286
Acquisition-related expenses	6,149	17,304	10,178
General and administrative	16,048	12,189	9,896
	429,355	412,910	313,774
	440,140	352,785	153,774
Other income (expense)
Interest income	2,501	3,907	774
Interest expense	(215,532)	(184,175)	(116,212)
Other	(7,191)	(1,621)	(726)
	(220,222)	(181,889)	(116,164)
Income from continuing operations before income taxes	219,918	170,896	37,610
Provision for income taxes	(5,779)	(4,906)	(2,264)
Income from continuing operations, net of tax	214,139	165,990	35,346
Income from discontinued operations, net of tax (Note 3)	30,563	—	—
Net Income	$244,702	$165,990	$35,346

Weighted average Operating Partnership units outstanding:
Basic	266,131,712	249,451,258	232,181,070
Diluted	266,319,797	249,634,668	232,430,401

Per Operating Partnership unit data
Income from continuing operations per Operating Partnership unit (basic)	$0.80	$0.67	$0.52
Income from discontinued operations per Operating Partnership unit (basic)	0.12	—	—
Net income per Operating Partnership unit (basic)	$0.92	$0.67	$0.52

Income from continuing operations per Operating Partnership unit (diluted)	$0.80	$0.66	$0.52
Income from discontinued operations per Operating Partnership unit (diluted)	0.12	—	—
Net income per Operating Partnership unit (diluted)	$0.92	$0.66	$0.52

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP
COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended December 31,
	2018	2017	2016
Net income	$244,702	$165,990	$35,346
Other comprehensive income
Unrealized gain on cash flow hedges	4,128	9,782	1,879
Other comprehensive income	4,128	9,782	1,879
Comprehensive income	$248,830	$175,772	$37,225

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities
Net income	$244,702	$165,990	$35,346
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net	(30,563)	—	—
Depreciation	266,622	260,455	220,667
Property transactions, net	20,319	34,022	4,684
Amortization of deferred financing costs and debt discount	12,031	11,360	7,195
Loss on retirement of debt	2,736	798	—
Amortization related to above market lease, net	686	686	286
Deemed contributions - tax sharing agreement	5,745	1,730	2,156
Straight-line rental revenues	20,680	6,414	(1,739)
Amortization of deferred revenue	(3,711)	(2,352)	(80)
Share-based compensation	2,093	1,336	510
Deferred income taxes	5,090	3,176	108
Other	2,801	—	—
Change in operating assets and liabilities:
Tenant and other receivables, net	(1,283)	3,118	(9,503)
Prepaid expenses and other assets	654	(1,537)	6,747
Due to MGM Resorts International and affiliates	(735)	796	166
Accounts payable, accrued expenses and other liabilities	5,403	158	5,101
Accrued interest	3,531	(3,572)	26,137
Net cash provided by operating activities	556,801	482,578	297,781
Cash flows from investing activities
Capital expenditures for property and equipment	(192)	(488)	(138,987)
Acquisition of Northfield	(1,068,336)	—	—
MGM National Harbor Transaction	—	(462,500)	—
Net cash used in investing activities	(1,068,528)	(462,988)	(138,987)
Cash flows from financing activities
Net borrowings (repayments) under bank credit facility	727,750	(41,875)	(16,750)
Proceeds from issuance of debt	—	350,000	3,700,000
Deferred financing costs	(17,490)	(5,598)	(77,163)
Repayment of assumed debt and bridge facilities	—	(425,000)	(4,544,850)
Proceeds from issuance of OP units by MGP	—	387,548	1,132,468
Distributions paid	(454,260)	(385,435)	(150,829)
Net cash transfers from Parent	—	—	158,822
Net cash provided by (used in) financing activities	256,000	(120,360)	201,698

Cash flows from discontinued operations, net
Cash flows provided by operating activities, net	23,406	—	—
Cash flows provided by investing activities, net	32,416	—	—
Cash flows provided by financing activities, net	—	—	—
Net cash provided by discontinued operations	55,822	—	—

Change in cash and cash equivalents classified as assets held for sale	55,822	—	—
Cash and cash equivalents
Net (decrease) increase for the period	(255,727)	(100,770)	360,492
Balance, beginning of period	259,722	360,492	—
Balance, end of period	$3,995	$259,722	$360,492

Supplemental cash flow disclosures
Interest paid	$199,429	$176,033	$82,880
Non-cash investing and financing activities
Non-Normal Tenant Improvements by Tenant	$19,316	$52,995	$72,402
Accrual of distribution payable to Operating Partnership unit holders	$119,055	$111,733	$94,109
MGM National Harbor Transaction net assets acquired	$—	$721,409	$—
Borgata Transaction net assets acquired	$—	$—	$1,273,230

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP
COMBINED AND CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL
(in thousands, except per unit amounts)

	General Partner	Limited Partners	Predecessor Net Parent Investment	Total Partners' Capital
Balance at January 1, 2016	$—	$—	$6,058,959	$6,058,959
Net loss - January 1, 2016 to April 24, 2016	—	—	(84,383)	(84,383)
Assumption of bridge facilities from MGM	—	—	(4,000,000)	(4,000,000)
Other contributions from MGM	—	—	1,893,502	1,893,502
Limited Partnership Interest effective April 24, 2016	—	3,868,078	(3,868,078)	—
Purchase of OP units by MGM	—	1,132,468	—	1,132,468
Borgata Transaction	—	728,379	—	728,379
Net income - April 25, 2016 to December 31, 2016	—	119,729	—	119,729
Other comprehensive income - cash flow hedges	—	1,879	—	1,879
Share-based compensation	—	510	—	510
Deemed contribution - tax sharing agreement	—	2,156	—	2,156
Distributions declared ($1.0382 per unit)	—	(244,938)	—	(244,938)
Balance at December 31, 2016	—	5,608,261	—	5,608,261
Net income	—	165,990	—	165,990
Other comprehensive income - cash flow hedges	—	9,782	—	9,782
MGM National Harbor Transaction	—	296,409	—	296,409
Issuance of OP units	—	387,548	—	387,548
Share-based compensation	—	1,336	—	1,336
Deemed contribution - tax sharing agreement	—	1,730	—	1,730
Distributions declared ($1.5975 per unit)	—	(403,059)	—	(403,059)
Other	—	(258)	—	(258)
Balance at December 31, 2017	—	6,067,739	—	6,067,739
Net income	—	244,702	—	244,702
Other comprehensive income - cash flow hedges	—	4,128	—	4,128
Share-based compensation	—	2,093	—	2,093
Deemed contribution - tax sharing agreement	—	5,745	—	5,745
Distributions declared ($1.7350 per unit)	—	(461,582)	—	(461,582)
Other	—	(17,319)	—	(17,319)
Balance at December 31, 2018	$—	$5,845,506	$—	$5,845,506

The accompanying notes are an integral part of these combined and consolidated financial statements.

MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS

Organization. MGM Growth Properties LLC (“MGP” or the “Company”) is a limited liability company that was organized in Delaware in October 2015. MGP conducts its operations through MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), a Delaware limited partnership that was formed in January 2016 and acquired by MGP on April 25, 2016 (the “IPO Date”) in connection with MGP’s formation transactions, including its initial public offering of Class A shares as discussed further below. The Company has elected be treated as a real estate investment trust (“REIT”) commencing with its taxable year ended December 31, 2016.

MGM Resorts International (“MGM” or the “Parent”) is a Delaware corporation that acts largely as a holding company and, through its subsidiaries, owns and operates large-scale destination entertainment and leisure resorts. Prior to the IPO Date, the real estate assets of The Mirage, Mandalay Bay, Luxor, New York-New York, Park MGM (which was branded as Monte Carlo prior to May 2018), Excalibur, The Park, Gold Strike Tunica, MGM Grand Detroit and Beau Rivage (collectively, the “IPO Properties”), which comprised the Company’s real estate investments prior to the acquisition of Borgata (as described below), were owned and operated by MGM. On the IPO Date, MGM engaged in a series of formation transactions in which subsidiaries of MGM transferred the IPO Properties to newly formed subsidiaries and subsequently transferred 100% ownership interest in such subsidiaries to the Operating Partnership pursuant to a Master Contribution Agreement (the “MCA”) in exchange for Operating Partnership units representing limited partner interests in the Operating Partnership and the assumption by the Operating Partnership of $4 billion of indebtedness from the contributing MGM subsidiaries.

On the IPO Date, MGP completed the initial public offering of 57.5 million of its Class A shares representing limited liability company interests. MGP contributed the proceeds from its initial public offering to the Operating Partnership in exchange for 26.7% of the Operating Partnership units and the general partner interest in the Operating Partnership. Certain subsidiaries of MGM acquired the remaining 73.3% of the outstanding Operating Partnership units on such date. MGM retained ownership of MGP’s outstanding Class B share. The Class B share is a non-economic interest in MGP which does not provide its holder any rights to profits or losses or any rights to receive distributions from the operations of MGP or upon liquidation or winding up of MGP but which represents a majority of the voting power of MGP’s shares. As a result, MGP continues to be controlled by MGM through its majority voting rights, and is consolidated by MGM. If the holder of the Class B share and its controlled affiliates’ (excluding MGP and its subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%, the Class B share is no longer entitled to any voting rights. To the extent that the Class B share is entitled to majority voting power pursuant to MGP’s operating agreement, MGM may only transfer the Class B share (other than transfers to us and MGM’s controlled affiliates) if and to the extent that such transfer is approved by special approval by an independent conflicts committee, not to be unreasonably withheld. When determining whether to grant such approval, the conflicts committee must take into account the interests of MGP’s Class A shareholders and MGP ahead of the interests of the holder of the Class B share. No par value is attributed to the MGP’s Class A and Class B shares.

As discussed in Note 3 and Note 9, the Operating Partnership issued additional Operating Partnership units in connection with the Borgata Transaction, follow-on public offerings of Class A shares and the MGM National Harbor Transaction. As of December 31, 2018, there were approximately 266.0 million Operating Partnership units outstanding in the Operating Partnership of which MGM owned approximately 195.1 million Operating Partnership units or 73.3% of the Operating Partnership units in the Operating Partnership. MGP owns the remaining 26.7% of the Operating Partnership units in the Operating Partnership. MGM’s Operating Partnership units are exchangeable into Class A shares of MGP on a one-to-one basis, or cash at the fair value of a Class A share. The determination of settlement method is at the option of MGP’s independent conflicts committee. MGM’s indirect ownership of these Operating Partnership units is recognized as a noncontrolling interest in MGP’s financial statements. A wholly owned subsidiary of MGP is the general partner of the Operating Partnership and operates and controls all of its business affairs. As a result, MGP consolidates the Operating Partnership and its subsidiaries.

MGP is a publicly traded REIT primarily engaged through its investment in the Operating Partnership in the real property business, which consists of owning, acquiring and leasing large-scale destination entertainment and leisure resorts, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail. A wholly owned subsidiary of the Operating Partnership (the “Landlord”) leases all of its real estate properties back to a wholly owned subsidiary of MGM (the “Tenant”) under a master lease agreement (the “Master Lease”).

Northfield Acquisition and Northfield OpCo Transaction

On July 6, 2018, a wholly owned taxable REIT subsidiary of the Company (the “TRS”) completed its previously announced acquisition of the membership interests of Northfield Park Associates, LLC (“Northfield”), an Ohio limited liability company that owned the real estate assets and operations of the Hard Rock Rocksino Northfield Park (the “Rocksino” and such acquisition the “Northfield Acquisition”) from Milstein Entertainment LLC. Simultaneously with the close of the transaction, Northfield entered into a new agreement with an affiliate of Hard Rock Café International (STP), Inc. (“Hard Rock”) to continue to serve as the manager of the property. Refer to Note 2 and Note 3 for additional details.

On April 1, 2019, the TRS liquidated. Concurrently, a subsidiary of MGM acquired the membership interests of Northfield for consideration consisting primarily of Operating Partnership units that were ultimately redeemed by the Operating Partnership, and the Company retained the real estate assets (collectively, the “Northfield OpCo Transaction”). Refer to Note 3 for additional details on the Northfield OpCo Transaction and the presentation of discontinued operations.

Empire City Transaction

On January 29, 2019, the Company acquired the real property associated with the Empire City Casino’s race track and casino (“Empire City”) from MGM upon its acquisition of Empire City for fair value of consideration transferred of approximately $634 million, which included the assumption of approximately $246 million of debt by the Operating Partnership with the balance through the issuance of 12.9 million Operating Partnership units to MGM (“Empire City Transaction”). Empire City was added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment to MGP increased by $50 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2% per year until 2022. In addition, pursuant to the Master Lease, MGP has a right of first offer with respect to certain undeveloped land adjacent to the property to the extent MGM develops additional gaming facilities and chooses to sell or transfer the property in the future.

Park MGM Lease Transaction

On December 20, 2018, the Company entered into a definitive agreement with MGM whereby the Company will pay MGM consideration of $637.5 million for renovations undertaken by MGM regarding the Park MGM and NoMad Las Vegas property (the “Park MGM Lease Transaction”). Additionally, at closing the parties will enter into an amendment to the Master Lease whereby the annual rent payment to the Company will increase by $50.0 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2% per year until 2022. The transaction is expected to close in the first quarter of 2019 and is subject to customary closing conditions.

Segments

The Company’s TRS liquidated in connection with the Northfield OpCo Transaction in April 2019 and, accordingly, the Company solely generates revenue from its real estate properties. The Company’s real estate properties are similar to one another in that they consist of large-scale destination entertainment and leisure resorts and related offerings, whose tenants generally offer casino gaming, hotel, convention, dining, entertainment and retail, are held by a subsidiary of the Operating Partnership, have similar economic characteristics and are governed under a single Master Lease. As such, the properties are reported as one reportable segment.

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation. The accompanying combined and consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) set forth in the Accounting Standards Codification (“ASC”), as published by the Financial Accounting Standards Board (“FASB”), and with the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

For periods prior to the IPO Date, the accompanying combined and consolidated financial statements of MGP and the Operating Partnership represent the IPO Properties, which were controlled by MGM, and have been determined to be MGP’s and the Operating Partnership’s predecessor for accounting purposes (the “Predecessor”). The accompanying combined and consolidated financial statements include Predecessor financial statements that have been “carved out” of MGM’s consolidated financial statements and reflect significant assumptions and allocations. The financial statements do not fully reflect what the Predecessor’s results of operations, financial position and cash flows would have been if the Predecessor had been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of the future results of operations, financial position and cash flows of MGP or the Operating Partnership.

For periods subsequent to the IPO Date, the accompanying combined and consolidated financial statements of MGP and the Operating Partnership represent the results of operations, financial positions and cash flows of MGP and the Operating Partnership, including their respective subsidiaries. Certain reclassifications have been made to conform the prior period presentation. Property tax expense and property insurance expense were separately classified in prior periods and now are classified within “reimbursable expenses” in the accompanying combined and consolidated statements of operations.

Principles of consolidation. The Company identifies entities for which control is achieved through means other than voting rights and to determine which business enterprise is the primary beneficiary of variable interest entities (“VIE”). A VIE is an entity in which either (i) the equity investors as a group, if any, lack the power through voting or similar rights to direct the activities of such entity that most significantly impact such entity’s economic performance or (ii) the equity investment at risk is insufficient to finance that entity’s activities without additional subordinated financial support. The Company identifies the primary beneficiary of a VIE as the enterprise that has both of the following characteristics: (i) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance; and (ii) the obligation to absorb losses or receive benefits of the VIE that could potentially be significant to the entity. The Company consolidates its investment in a VIE when it determines that it is its primary beneficiary. The Company may change its original assessment of a VIE upon subsequent events such as the modification of contractual arrangements that affect the characteristics or adequacy of the entity’s equity investments at risk and the disposition of all or a portion of an interest held by the primary beneficiary. The Company performs this analysis on an ongoing basis. The combined and consolidated financial statements of MGP include the accounts of the Operating Partnership, a VIE of which the Company is the primary beneficiary, as well as its wholly owned and majority-owned subsidiaries, which represents all of MGP’s assets and liabilities. As MGP holds what is deemed a majority voting interest in the Operating Partnership through its ownership of the Operating Partnership’s sole general partner, it qualifies for the exemption from providing certain of the required disclosures associated with investments in VIEs. The combined and consolidated financial statements of the Operating Partnership include the accounts of its wholly owned subsidiary, the Landlord, which owns the real estate, a VIE of which the Operating Partnership is the primary beneficiary. As of December 31, 2018, on a consolidated basis, the Landlord had total assets of $9.8 billion primarily related to its real estate assets and total liabilities of $247.5 million primarily related to its deferred revenue and above market lease liability.

For entities not determined to be VIEs, the Company consolidates such entities in which the Company owns 100% of the equity. For entities in which the Company owns less than 100% of the equity interest, the Company consolidates the entity if it has the direct or indirect ability to control the entities’ activities based upon the terms of the respective entities’ ownership agreements. All intercompany balances and transactions are eliminated in consolidation.

Noncontrolling interest. MGP presents noncontrolling interest and classifies such interest as a component of consolidated shareholders’ equity, separate from the Company’s Class A shareholders’ equity. Noncontrolling interest in MGP represents Operating Partnership units currently held by subsidiaries of MGM. Net income or loss of the Operating Partnership is allocated to its noncontrolling interest based on the noncontrolling interest’s ownership percentage in the Operating Partnership except for income tax expenses as discussed in Note 8. Ownership percentage is calculated by dividing the number of Operating Partnership units held by the noncontrolling interest by the total Operating Partnership units held by the noncontrolling interest and the Company. Issuance of additional Class A shares and Operating Partnership units changes the ownership interests of both the noncontrolling interest and the Company. Such transactions and the related proceeds are treated as capital transactions.

MGM may tender its Operating Partnership units for redemption by the Operating Partnership in exchange for cash equal to the market price of MGP’s Class A shares at the time of redemption or for unregistered Class A shares on a one-for-one basis. Such selection to pay cash or issue Class A shares to satisfy an Operating Partnership unitholder’s redemption request is solely within the control of MGP’s independent conflicts committee.

Use of estimates. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The Company’s most significant assumptions and estimates relate to the useful lives of real estate assets, real estate impairment assessments, and valuation of derivative financial instruments. These estimates are based on historical experience and other assumptions which management believes are reasonable under the circumstances. Management evaluates its estimates on an ongoing basis and makes revisions to these estimates and related disclosures as experience develops or new information becomes known. Actual results could differ from these estimates.

Real estate investments. Real estate investments consist of land, buildings, improvements and integral equipment. The contribution or acquisition of the real property by the Operating Partnership from MGM represent transactions between entities under common control, and as a result, such real estate was initially recorded by the Company at MGM’s historical cost basis, less accumulated depreciation (i.e., there was no change in the basis of the contributed assets), as of the contribution or acquisition dates. Costs of maintenance and repairs to real estate investments are the responsibility of the Tenant under the Master Lease.

Although the Tenant is responsible for all capital expenditures during the term of the Master Lease, if, in the future, a deconsolidation event occurs, the Company will be required to pay the Tenant, should the Tenant so elect, for certain capital improvements that would not constitute “normal tenant improvements” in accordance with U.S. GAAP (“Non-Normal Tenant Improvements”), subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. The Company will be entitled to receive additional rent based on the 10-year Treasury yield plus 600 basis points multiplied by the value of the new capital improvements the Company is required to pay for in connection with a deconsolidation event and such capital improvements will be subject to the terms of the Master Lease. Examples of Non-Normal Tenant Improvements include the costs of structural elements at the properties, including capital improvements that expand the footprint or square footage of any of the properties or extend the useful life of the properties, as well as equipment that would be a necessary improvement at any of the properties, including initial installation of elevators, air conditioning systems or electrical wiring. Such Non-Normal Tenant Improvements are capitalized and depreciated over the asset’s remaining life. Inception-to-date, Non-Normal Tenant Improvements were $144.7 million through December 31, 2018.

Property and Equipment used in operations. Property and equipment used in operations are stated at cost. The property and equipment used in operations was acquired through the Northfield Acquisition and therefore recognized at fair value at the acquisition date. Property and Equipment used in operations that relate to the operations of Northfield are classified as assets held for sale. Refer to Note 3 for further information.

The Company evaluates its long-lived assets for impairment based on its classification as held for sale or to be held and used. Several criteria must be met before an asset is classified as held for sale, including that management with the appropriate authority commits to a plan to sell the asset to a third-party at a reasonable price in relation to its fair value and is actively seeking a buyer. For assets held for sale, the Company recognizes the asset at the lower of carrying value or fair market value less costs to sell, as estimated based on comparable asset sales, offers received, or a discounted cash flow model. For assets to be held and used, the Company reviews for impairment whenever indicators of impairment exist. The Company then compares the estimated future cash flows of the asset, on an undiscounted basis, to the carrying value of the asset. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment charge is recorded based on the fair value of the asset, typically measured using a discounted cash flow model. All recognized impairment losses, whether for assets held for sale or assets to be held and used, are recorded as operating expenses. There were no impairment charges related to long lived assets recognized during the years ended December 31, 2018, 2017, and, 2016.

Depreciation and property transactions. Depreciation expense is recognized over the useful lives of real estate investments and property and equipment used in operations applying the straight-line method over the following estimated useful lives, which are periodically reviewed:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Furniture, fixtures and equipment	3 to 20 years

Property transactions, net are comprised of transactions related to long-lived assets, such as normal losses on the disposition of assets.

Cash and cash equivalents. Cash and cash equivalents include investments and interest bearing instruments with maturities of 90 days or less at the date of acquisition. Such investments are carried at cost, which approximates market value.

Revenue recognition. Rental revenue under the Master Lease is recognized on a straight-line basis over the non-cancelable term and reasonably assured renewal periods, which includes the initial lease term of ten years and all four additional five years terms under the Master Lease, for all contractual revenues that are determined to be fixed and measurable. The difference between such rental revenue earned and the cash rent due under the provisions of the Master Lease is recorded as deferred rent receivable and included as a component of tenant and other receivables, net or as deferred revenue if cash rent due exceeds rental revenue earned.

Tenant reimbursement revenue arises from costs which the Company is the primary obligor that are required to be paid by the Tenant or reimbursed to the Company pursuant to the Master Lease. This revenue is recognized in the same periods as the expense is incurred.

Northfield generates gaming, food, beverage and other revenue, which primarily consists of video lottery terminal (“VLT”) wager transactions and food and beverage transactions. The transaction price for a VLT wager is the difference between gaming wins and losses (net win). The Company accounts for VLT revenue on a portfolio basis given the similar characteristics of wagers by recognizing net win per gaming day versus on an individual wager basis. The transaction price of food and beverage contracts is the amount collected from customer or stand-alone selling price for such goods and services and is recorded when the delivery is made. Sales and usage-based taxes are excluded from revenues. Gaming, food, beverage and other revenue relate to the operations of Northfield and are classified as discontinued operations. Refer to Note 3 for further information.

Deferred revenue. The Company receives nonmonetary consideration related to Non-Normal Tenant Improvements as they become MGP’s property pursuant to the Master Lease and recognizes the cost basis of Non-Normal Tenant Improvements as real estate investments and deferred revenue. The Company depreciates the real estate investments over their estimated useful lives and amortizes the deferred revenue as additional rental revenue over the remaining term of the Master Lease once the related real estate assets are placed in service.

Goodwill and other intangible assets. Goodwill represents the excess of purchase price over fair market value of net assets acquired in business combinations. Goodwill and indefinite-lived intangible assets must be reviewed for impairment at least annually and between annual test dates in certain circumstances. The Company performs its annual impairment tests in the fourth quarter of each fiscal year. No impairments were indicated or recorded as a result of the annual impairment review for goodwill and indefinite-lived intangible assets in 2018. Goodwill and other intangible assets are classified as assets held for sale. Refer to Note 3 for further information.

Accounting guidance provides entities the option to perform a qualitative assessment of goodwill and indefinite-lived intangible assets (commonly referred to as step zero) in order to determine whether further impairment testing is necessary. In performing the step zero analysis the Company considers macroeconomic conditions, industry and market considerations, current and forecasted financial performance, entity-specific events, and changes in the composition or carrying amount of net assets of reporting units for goodwill. In addition, the Company takes into consideration the amount of excess of fair value over carrying value determined in the last quantitative analysis that was performed, as well as the period of time that has passed since the last quantitative analysis. If the step zero analysis indicates that it is more likely than not that the fair value is less than its carrying amount, the entity would proceed to a quantitative analysis.

Under the quantitative analysis, goodwill for relevant reporting units is tested for impairment using a discounted cash flow analysis based on the estimated future results of the Company’s reporting units discounted using market discount rates and market indicators of terminal year capitalization rates, and a market approach that utilizes business enterprise value multiples based on a range of multiples from the Company’s peer group. An impairment charge is recognized for the amount by which the carrying value exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. Under the qualitative analysis, the license rights are tested for impairment using a discounted cash flow approach. If the fair value of an indefinite-lived intangible asset is less than its carrying amount, an impairment loss is recognized equal to the difference.

Reimbursable expenses. Reimbursable expenses arise from costs which the Company is the primary obligor that are required to be reimbursed or paid directly by Tenant pursuant to the Master Lease including property taxes of the properties and ground lease rent. Reimbursable expenses also includes property insurance in the periods presented prior to the IPO Date.

Acquisition-related expenses. The Company expenses transaction costs associated with completed or announced acquisitions in the period in which they are incurred. These costs are included in acquisition-related expenses within the combined and consolidated statements of operations.

General and administrative. General and administrative expenses primarily includes the salaries and benefits of employees and external consulting costs. In addition, pursuant to a corporate services agreement between the Operating Partnership and MGM (the “Corporate Services Agreement”), MGM provides the Operating Partnership and its subsidiaries with financial, administrative and operational support services, including accounting and finance support, human resources support, legal and regulatory compliance support, insurance advisory services, internal audit services, governmental affairs monitoring and reporting services, information technology support, construction services and various other support services. MGM is reimbursed for all costs it incurs directly related to providing the services thereunder. The Operating Partnership incurred expenses pursuant to the Corporate Services Agreement for the years ended December 31, 2018 and 2017 of $1.9 million and $1.6 million, respectively. The Operating Partnership incurred expenses pursuant to the Corporate Services Agreement from the IPO Date through December 31, 2016 of $0.9 million.

Net income per share. Basic net income per share includes the weighted average number of Class A shares outstanding during the period. Dilutive net income per share includes the weighted average number of Class A shares and the dilutive effect of share-based compensation awards outstanding during the period, when such awards are dilutive.

Net income per unit. Basic net income per unit includes the weighted average number of Operating Partnership units outstanding during the period. Dilutive net income per unit includes the weighted average number of Operating Partnership units and the dilutive effect of share-based compensation awards outstanding during the period, when such awards are dilutive.

Deferred financing costs. Deferred financing costs were incurred in connection with the issuance of the term loan facilities, revolving credit facility and senior notes. Costs incurred in connection with term loan facilities and senior notes are capitalized and offset against the carrying amount of the related indebtedness. Costs incurred in connection with the Operating Partnership’s revolving credit facility are capitalized as a component of prepaid expenses and other assets. These costs are amortized over the term of the indebtedness and are included in interest expense in the combined and consolidated statement of operations.

Derivative financial instruments. The Company accounts for its derivatives in accordance with FASB ASC Topic 815, Derivatives and Hedging, in which all derivative instruments are reflected at fair value as either assets or liabilities. For derivative instruments that are designated and qualify as hedging instruments, the Company records the gain or loss on the hedge instruments as a component of accumulated other comprehensive income.

Fair value measurements. Fair value measurements are utilized in the accounting impairment assessments of the Company’s long-lived assets, assets acquired and liabilities assumed in a business combination, and goodwill and other intangible assets. Fair value measurements also affect the Company’s accounting for certain of its financial assets and liabilities. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and is measured according to a hierarchy that includes: Level 1 inputs, such as quoted prices in an active market; Level 2 inputs, which are observable inputs for similar assets; or Level 3 inputs, which are unobservable inputs. The Company used the following inputs in its fair value measurements:

•	Level 2 inputs for its long-term debt fair value disclosures. See Note 6;

•	Level 2 inputs when measuring the fair value of its interest rate swaps. See Note 7; and

•	Level 2 and Level 3 inputs when assessing the fair value of assets acquired and liabilities assumed during the Northfield Acquisition. See Note 3.

Income taxes. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Concentrations of credit risk. As of December 31, 2018, substantially all of the Company’s real estate properties have been leased to a wholly owned subsidiary of MGM, and all of the Company’s revenues for the period ending December 31, 2018, 2017 and 2016 are derived from the Master Lease. Management does not believe there are any other significant concentrations of credit risk.

Geographical risk. A significant number of the Company’s real estate properties are located in Las Vegas, Nevada. Accordingly, future negative trends in local economic activity or natural disasters in this area might have a more significant effect on the Company than a more geographically diversified entity and could have an adverse impact on its financial condition and operating results.

Recently issued accounting standards. In January 2017, FASB issued Accounting Standards Update (“ASU”) No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating step two from the goodwill impairment test. Under the amended guidance, the Company will perform its annual goodwill impairment tests (and interim tests if any are determined to be necessary) by comparing the fair value of its reporting units with their carrying value, and an impairment charge, if any, will be recognized for the amount by which the carrying value exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to that reporting unit. The Company early adopted ASU 2017-04 and it did not have a material effect on the Company’s consolidated financial statements.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities (“ASU 2017-12”). ASU 2017-12 is effective for fiscal years beginning after December 15, 2018, and interim periods within those years. ASU 2017-12 amends the hedge accounting recognition and presentation requirements in order to improve the transparency and understandability of information about an entity’s risk management activities, and simplifies the application of hedge accounting. The Company early adopted ASU 2017-12 and it did not have a material impact on its consolidated financial statements and footnote disclosures.

In February 2018, the FASB issued ASC 842 “Leases (Topic 842),” which replaces the existing guidance in ASC 840, “Leases,” (“ASC 842”). ASC 842 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. ASC 842 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases, the lessee will recognize interest expense and amortization of the ROU asset and for operating leases the lessee will recognize a straight-line total lease expense. The Company will adopt ASC 842 on January 1, 2019, utilizing the simplified transition method and accordingly will not recast comparative period financial information. The Company will elect the package of practical expedients available under ASC 842, which includes that the Company need not reassess the lease classification for existing contracts. Accordingly, the Master Lease will continue to be classified as an operating lease. ASC 842 requires lessors to exclude from variable payments, and therefore from revenue, lessor costs paid by lessees directly to third parties. Under the Master Lease, the lessee pays property tax and insurance directly to third parties; accordingly, the Company will no longer reflect such costs as “Tenant reimbursements” within revenues or “Reimbursable expenses” within expenses. The Company is also a lessee in lease arrangements for which the most material leases are ground leases that will continue to be classified as operating leases.

In May 2014, the FASB issued ASC 606, Revenue from Contracts with Customers (Topic 606) which outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. Under the standard, revenue is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods and services. The Company adopted ASC 606 on January 1, 2018 and it did not have a material impact on the Company’s financial statements.

NOTE 3 — ACQUISITIONS AND DISPOSITIONS

Northfield Acquisition and Northfield OpCo Transaction. As discussed in Note 1, on July 6, 2018 the TRS completed its acquisition of 100% of the membership interests of Northfield for a purchase price of approximately $1.1 billion. The Company funded the acquisition through a $200 million draw on the term loan A facility and a $655 million draw under the revolving credit facility, with the remainder of the purchase price paid with cash on hand. The acquisition will expand MGP’s real estate assets and diversify MGP’s geographic reach.

The Company recognized 100% of the assets and liabilities of Northfield at fair value at the date of the acquisition. Under the acquisition method, the fair value was allocated to the assets acquired and liabilities assumed in the transaction. The allocation of fair value for substantially all of the assets and liabilities is preliminary and may be adjusted up to one year after the acquisition. Specifically, as of December 31, 2018, the Company was finalizing valuation work related to the asset classes that comprise the property and equipment acquired.

The following table sets forth the preliminary purchase price allocation at July 6, 2018 (in thousands):

Fair value of assets acquired and liabilities:
Property and equipment used in operations	$792,807
Cash and cash equivalents	35,831
Racing and gaming licenses	228,000
Customer list	25,000
Goodwill	17,915
Other assets	9,598
Other liabilities	(38,786)
$1,070,365

As discussed above, the Company recognized the identifiable intangible assets at fair value. The estimated fair values of the intangible assets were preliminarily determined using methodologies under the income approach based on significant inputs that were not observable. The goodwill is primarily attributable to the synergies expected to arise after the acquisition.

Consolidated results. For the period from July 6, 2018 through December 31, 2018, Northfield’s net revenue was $132.9 million and operating income and net income were both $33.0 million. These amounts are reflected in discontinued operations on the consolidated statement of operations on a retrospective basis as discussed further below.

Northfield OpCo Transaction. As discussed in Note 1, on April 1, 2019, the Company’s TRS liquidated. Concurrently, a subsidiary of MGM acquired the operations of Northfield (“Northfield OpCo”) for consideration consisting primarily of Operating Partnership units that were ultimately redeemed by the Operating Partnership, and the Company retained the real estate assets. Subsequently, MGM rebranded Northfield’s operations as MGM Northfield Park, and the associated real estate assets were added to the existing Master Lease between the Landlord and Tenant. As a result, the annual rent payment will increase by $60 million, prorated for the remainder of the lease year. Consistent with the Master Lease terms, 90% of this rent will be fixed and contractually grow at 2.0% per year until 2022.

The Northfield OpCo Transaction was accounted for as a transaction between entities under common control and, therefore, the Company had carried the Northfield OpCo operating assets and liabilities as held and used until the close of the transaction on April 1, 2019. The Company's results for Northfield OpCo for the year ended December 31, 2018 are reflected in discontinued operations on the consolidated statement of operations and the related assets and liabilities have been reclassified as assets held for sale and liabilities related to assets held for sale on the consolidated balance sheet on a retrospective basis. The retained real estate assets have been retrospectively reclassified into real estate investments, net. The major classes of assets and liabilities of the Northfield OpCo presented as assets and liabilities related to assets held for sale as of December 31, 2018 were as follows:

December 31, 2018
(In thousands)
Assets held for sale
Property and equipment, used in operations, net	$20,391
Cash and cash equivalents	55,822
Tenant and other receivables, net	7,322
Prepaid expenses and other assets	3,024
Goodwill	17,915
Other intangible assets, net	251,214
Assets held for sale	$355,688

Liabilities related to assets held for sale
Due to MGM Resorts International and affiliates	$80
Accounts payable, accrued expenses and other liabilities	28,806
Deferred revenue	51
Liabilities related to assets held for sale	$28,937

The results of the Northfield OpCo discontinued operations are summarized as follows:

Year Ended December 31,
2018
(In thousands)
Total revenues	$132,949
Total expenses	(97,330)
Income for discontinued operations before income taxes	35,619
Provision for income tax	(5,056)
Income from discontinued operations, net of tax	30,563
Less: Net income attributable to noncontrolling interests - discontinued operations	(22,417)
Net income from discontinued operations	$8,146

MGM National Harbor Transaction. On October 5, 2017, MGP completed the purchase of the long-term leasehold interest and real property improvements associated with MGM National Harbor casino resort (“MGM National Harbor”) for consideration consisting of the assumption of $425 million of debt, which was immediately paid off on the closing date, $462.5 million of cash and the issuance of 9.8 million Operating Partnership units to a subsidiary of MGM. The real estate assets related to MGM National Harbor were leased by the Landlord to the Tenant via an amendment to the Master Lease. As a result, the initial rent under the Master Lease increased by $95 million, $85.5 million of which relates to the base rent for the initial term and the remaining $9.5 million of which relates to the percentage rent. See Note 5 for further discussion of the Master Lease.

The MGM National Harbor Transaction was accounted for as a transaction between entities under common control, and therefore the Company recorded the MGM National Harbor real estate assets at the carryover value of $1.18 billion from MGM. In addition, the Operating Partnership was assigned ground leases for an approximate 23 acres underlying MGM National Harbor, which the terms extends through 2082. Under the terms of the Master Lease, the Tenant is responsible for the rent payments related to the ground leases during the term of the Master Lease.

Borgata Transaction. On August 1, 2016, MGM completed the acquisition of Boyd Gaming Corporation’s ownership interest in Borgata. Concurrently, MGM, MGP, the Operating Partnership, the Landlord and the Tenant completed the transfer of the real estate assets related to Borgata, located at Renaissance Pointe in Atlantic City, New Jersey, from a subsidiary of MGM to the Landlord (the “Borgata Transaction”). A subsidiary of MGM operates Borgata. The consideration that was paid by MGP to a subsidiary of MGM consisted of 27.4 million newly issued Operating Partnership units and the assumption by the Operating Partnership of $545 million of indebtedness from such subsidiary of MGM. The real estate assets related to Borgata were leased by the Landlord to the Tenant via an amendment to the Master Lease. As a result, the initial rent under the Master Lease increased by $100 million, $90 million of which relates to the base rent for the initial term and the remaining $10 million of which relates to the percentage rent. Following the closing of the Borgata Transaction, the base rent under the Master Lease became $585 million for the initial term and the percentage rent became $65 million. See Note 5 for further discussion of the Master Lease.

NOTE 4 — REAL ESTATE INVESTMENTS

The carrying value of real estate investments is as follows:

	December 31,
	2018	2017
	(in thousands)
Land	$4,536,013	$4,143,513
Buildings, building improvements, land improvements and integral equipment	8,782,321	8,512,334
	13,318,334	12,655,847
Less: Accumulated depreciation	(2,812,205)	(2,633,909)
	$10,506,129	$10,021,938

NOTE 5 — LEASES

Master Lease. Pursuant to the Master Lease, the Tenant has leased the Company’s real estate properties from the Landlord. The Master Lease is accounted for as an operating lease and has an initial lease term of ten years with the potential to extend the term for four additional five years terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the real estate under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with the lease, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent. Additionally, the Master Lease provides MGP with a right of first offer with respect to MGM Springfield, which MGP may exercise should MGM elect to sell this property in the future, and with respect to any future gaming development by MGM on the undeveloped land adjacent to Empire City.

In connection with the commencement of the third lease year on April 1, 2018, the base rent under the Master Lease increased to $695.8 million, resulting in total annual rent under the Master Lease of $770.3 million. Rent under the Master Lease consists of a “base rent” component and a “percentage rent” component. As of December 31, 2018, the base rent represents approximately 90% of the rent payments due under the Master Lease and the percentage rent represents approximately 10% of the rent payments due under the Master Lease. The base rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the operating subsidiary sublessees of the Tenant (the “Operating Subtenants”), collectively meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their net revenue from the leased properties subject to the Master Lease (as determined in accordance with U.S. GAAP, adjusted to exclude net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue). The percentage rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual net revenues of the Tenant and, without duplication, the Operating Subtenants, from the leased properties subject to the Master Lease at such time for the trailing five calendar-year period (calculated by multiplying the average annual net revenues, excluding net revenue attributable to certain scheduled subleases and, at the Tenant’s option, reimbursed cost revenue, for the trailing five calendar-year period by 1.4%).

In connection with the MGM National Harbor Transaction on October 5, 2017, the base rent under the Master Lease increased to $682.2 million and the percentage rent to $74.5 million, prorated for the remainder of the second lease year, resulting in total annual rent under the Master Lease of $756.7 million. As a result of this transaction, the Master Lease was amended to provide that the initial term with respect to MGM National Harbor ends on August 31, 2024. Thereafter, the initial term of the Master Lease with respect to MGM National Harbor may be renewed at the option of the Tenant for an initial renewal period lasting until the earlier of the end of the then-current term of the Master Lease or the next renewal term (depending on whether MGM elects to renew the other properties under the Master Lease in connection with the expiration of the initial 10 years term). If, however, the Tenant chooses not to renew the lease with respect to MGM National Harbor after the initial MGM National Harbor term under the Master Lease, the Tenant would also lose the right to renew the Master Lease with respect to the rest of the properties when the initial 10 years lease term ends related to the rest of the properties in 2026.
In connection with the Borgata Transaction on August 1, 2016, rent under the Master Lease increased by $100 million from the initial rent of $550 million, $90 million of which relates to the base rent for the initial term and the remaining $10 million of which relates to the percentage rent. Following the closing of the Borgata Transaction, the base rent under the Master Lease became $585 million for the initial term and the percentage rent became $65 million, prorated for the remainder of the first lease year after the Borgata Transaction.
Straight-line rental revenues from the Master Lease for the years ended December 31, 2018 and 2017 were $746.3 million and $675.1 million, respectively. The Company also recognized revenue related to tenant reimbursements and other of $123.2 million and $90.6 million for the years ended December 31, 2018 and 2017, respectively.

Straight-line rental revenues from the Master Lease for the year ended December 31, 2016 were $419.2 million. Rental revenues from the Master Lease for the year ended December 31, 2016 represents activity from the IPO Date through December 31, 2016. The Company also recognized revenue related to tenant reimbursements and other of $48.3 million for the year ended December 31, 2016.

Under the Master Lease, future non-cancelable minimum rental payments, which are the payments under the initial 10-year term and does not include the four five years renewal options and through August 31, 2024 as it relates to MGM National Harbor, are as follows as of December 31, 2018:

Year ending December 31,	(in thousands)
2019	$780,782
2020	794,907
2021	809,315
2022	757,060
2023	738,435
Thereafter	1,568,769
Total	$5,449,268

Refer to Note 1 and Note 3 for transactions that have been entered into but not yet occurred as of December 31, 2018.

NOTE 6 — DEBT

Debt consists of the following:

	December 31,
	2018	2017
	(in thousands)
Senior secured credit facility:
Senior secured term loan A facility	$470,000	$273,750
Senior secured term loan B facility	1,799,125	1,817,625
Senior secured revolving credit facility	550,000	—
$1,050 million 5.625% senior notes, due 2024	1,050,000	1,050,000
$500 million 4.50% senior notes, due 2026	500,000	500,000
$350 million 4.50% senior notes, due 2028	350,000	350,000
	4,719,125	3,991,375
Less: Unamortized discount and debt issuance costs	(52,176)	(56,747)
	$4,666,949	$3,934,628

Operating Partnership credit agreement. At December 31, 2018, the Operating Partnership senior credit facility consisted of a $470 million term loan A facility, a $1.8 billion term loan B facility, and a $1.4 billion revolving credit facility. In March 2018, the Operating Partnership repriced its term loan B interest rate to LIBOR plus 2.00% and extended the maturity of the term loan B facility to March 2025, which became effective in August 2018. In addition, the Operating Partnership will receive a further reduction in pricing to LIBOR plus 1.75% upon a corporate rating upgrade by either S&P or Moody’s.

In June 2018, the Operating Partnership amended its credit agreement to provide for a $750 million increase of the revolving facility to $1.4 billion, a $200 million increase on the term loan A facility, and extension of the maturities of the revolving facility and the term loan A facility to June 2023. Additionally, the revolving and term loan A facilities were repriced to LIBOR plus 1.75% to 2.25% determined by reference to the total net leverage ratio pricing grid. In addition, amortization payments under the term loan A facility will start on the last business day of each calendar quarter beginning September 30, 2019, for an amount equal to 0.625% of the aggregate principal amount of the term loan A outstanding as of the amendment effective date.

Prior to the amendment, the term loan A facility was subject to amortization in equal quarterly installments of 2.5% of the initial aggregate principal amount to be payable each year. The Operating Partnership permanently repaid $3.8 million of the term loan A facility for the year ended December 31, 2018. The term loan B facility is subject to equal quarterly installments of 1.0% of the initial aggregate principal amount each year. The Operating Partnership permanently repaid $18.5 million of the term loan B facility in the year ended December 31, 2018 in accordance with the scheduled amortization. As of December 31, 2018, $550.0 million was drawn on the revolving credit facility. At December 31, 2018, the interest rate on the term loan A facility was 4.52%, the interest rate on the term loan B facility was 4.52% and the interest rate on the revolver facility was 4.43%. See Note 7 for further discussion of the Operating Partnership’s interest rate swap agreements related to the term loan B facility. No letters of credit were outstanding under the Operating Partnership senior credit facility at December 31, 2018.

The credit agreement contains customary representations and warranties, events of default and positive and negative covenants. The revolving credit facility and term loan A facility also require that the Operating Partnership maintain compliance with a maximum secured net debt to adjusted total asset ratio, a maximum total net debt to adjusted asset ratio and a minimum interest coverage ratio. The Operating Partnership was in compliance with its financial covenants at December 31, 2018.

The revolving credit facility and the term loan facilities are both guaranteed by each of the Operating Partnership’s existing and subsequently acquired direct and indirect wholly owned material domestic restricted subsidiaries, and secured by a first priority lien security interest on substantially all of the Operating Partnership’s and such restricted subsidiaries’ material assets, including mortgages on its real estate, excluding the real estate assets of MGM National Harbor and Empire City, and subject to other customary exclusions.

Operating Partnership senior notes. In April 2016, the Operating Partnership issued $1.05 billion in aggregate principal amount of 5.625% senior notes due 2024. The senior notes will mature on May 1, 2024. Interest on the senior notes is payable on May 1 and November 1 of each year.

In August 2016, the Operating Partnership issued $500 million in aggregate principal amount of 4.50% senior notes due 2026. The senior notes will mature on September 1, 2026. Interest on the senior notes is payable on March 1 and September 1 of each year.

In September 2017, the Operating Partnership issued $350 million in aggregate principal amount of 4.50% senior notes due 2028. The senior notes will mature on January 15, 2028. Interest on the senior notes is payable on January 15 and July 15 of each year.

Subsequent to year end, in January 2019, the Operating Partnership issued $750 million in aggregate principal amount of 5.75% senior notes due 2027. The senior notes will mature on February 1, 2027. Interest on the senior notes is payable on February 1 and August 1 of each year, commencing on August 1, 2019.

Each series of the Operating Partnership’s senior notes are fully and unconditionally guaranteed, jointly and severally, on a senior basis by all of the Operating Partnership’s subsidiaries that guarantee the Operating Partnership’s credit facilities, other than MGP Finance Co-Issuer, Inc., which is a co-issuer of the senior notes. The Operating Partnership may redeem all or part of the senior notes at a redemption price equal to 100% of the principal amount of the senior notes plus, to the extent the Operating Partnership is redeeming senior notes prior to the date that is three months prior to their maturity date, an applicable make whole premium, plus, in each case, accrued and unpaid interest. The indentures governing the senior notes contain customary covenants and events of default. These covenants are subject to a number of important exceptions and qualifications set forth in the applicable indentures governing the senior notes, including, with respect to the restricted payments covenants, the ability to make unlimited restricted payments to maintain the REIT status of MGP.

Maturities of debt. Maturities of the principal amount of the Operating Partnership’s debt as of December 31, 2018 are as follows:

Year ending December 31,	(in thousands)
2019	$24,375
2020	30,250
2021	30,250
2022	30,250
2023	997,375
Thereafter	3,606,625
$4,719,125

Fair value of long-term debt. The estimated fair value of the Operating Partnership’s long-term debt was $4.5 billion and $4.1 billion at December 31, 2018 and 2017, respectively. Fair value was estimated using quoted market prices for the Operating Partnership’s senior notes and senior credit facilities.

Deferred financing costs. The Operating Partnership recognized non-cash interest expense related to the amortization of deferred financing costs of $12.0 million, $11.4 million and $7.2 million during the years ended December 31, 2018, 2017 and 2016, respectively.

NOTE 7 — DERIVATIVES AND HEDGING ACTIVITIES

The Company uses derivative instruments to mitigate the effects of interest rate volatility inherent in its variable rate debt, which could unfavorably impact our future earnings and forecasted cash flows. The Company does not use derivative instruments for speculative or trading purposes.

The Operating Partnership is party to interest rate swaps to mitigate the interest rate risk inherent in its senior secured term loan B facility. As of December 31, 2018 and 2017, the Operating Partnership pays a weighted average fixed rate of 1.844%, on total notional amount of  $1.2 billion, and the variable rate received will reset monthly to the one-month LIBOR, with no minimum floor, and mature in November 2021. In December 2018, the Operating Partnership entered into additional interest rate swaps that have a notional amount of $400 million on which it will pay a fixed rate of 2.735% with the variable rate resetting monthly to the one-month LIBOR with a floor of 0%, and mature on December 31, 2024. Such interest rate swaps will become effective on December 31, 2019. As of December 31, 2018 and 2017, all of the Operating Partnership’s derivative financial instruments have been designated as cash flow hedges and qualify for hedge accounting. The fair value of these interest rate swaps were$20.5 million and $11.3 million, recorded as an asset with prepaid expenses and other assets, as of December 31, 2018 and 2017, respectively, and $5.6 million and $0 recorded as a liability within accounts payable, accrued expenses and other liabilities, as of December 31, 2018 and 2017, respectively.

For the years ended December 31, 2018 and 2017, the amount recorded in other comprehensive income related to the derivative instruments was a net gain of $4.1 million and a net gain of $9.8 million, respectively. For the years ended December 31, 2018 and 2017, the Operating Partnership recorded interest income of $1.1 million and interest expense of $9.2 million, respectively, related to the swap agreements.

NOTE 8 — INCOME TAXES

The Company elected to be treated as a REIT as defined under Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with its taxable year ended December 31, 2016. To qualify as a REIT, the Company must meet certain organizational, income, asset and distribution tests. Accordingly, except as described below, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions of all of its taxable income to its shareholders and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements, including certain asset, income, distribution and share ownership tests. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pays taxes at regular corporate income tax rates to the extent that it annually distributes less than 100% of its taxable income. The Company distributed 100% of its taxable income in the taxable year ended December 31, 2018 and expects to do so in future years. Accordingly, the accompanying combined and consolidated financial statements do not reflect a provision for federal income taxes for its REIT operations; however, the Company is subject to federal, state and local income tax on its TRS operations and may still be subject to federal excise tax, as well as certain state and local income and franchise taxes on its REIT operations. The Company’s TRS owned the real estate assets and operations of Northfield that were acquired on July 6, 2018. The Company recorded a tax provision of $5.1 million in discontinued operations and a tax benefit of $1.2 million in continuing operations for a total tax provision of $3.9 million related to the operations of the TRS for the year ended December 31, 2018.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act made broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent, creating a new limitation on deductible interest expense, and significantly changing the manner in which income from foreign operations are taxed in the U.S. Given that the Company is not subject to corporate U.S. federal income tax to the extent that it makes qualifying distributions of all of its taxable income to its shareholders, changes made by the Tax Act had no impact on the provision for federal income taxes for the year ended December 31, 2017. Consequently, the Company’s accounting for the Tax Act was complete as of December 31, 2017.

The Landlord is required to join in the filing of a New Jersey consolidated corporation business tax return under the New Jersey Casino Control Act and include in such return its income and expenses associated with its New Jersey assets and is thus subject to an entity level tax in New Jersey. Although the consolidated New Jersey return also includes MGM and certain of its subsidiaries, the

Company is required to record New Jersey state income taxes in the accompanying combined and consolidated financial statements as if the Landlord was taxed for state purposes on a stand-alone basis. The Company and MGM have entered into a tax sharing agreement providing for an allocation of taxes due in the consolidated New Jersey return. Pursuant to this agreement, the Landlord will only be responsible for New Jersey taxes on any gain that may be realized upon a future sale of the New Jersey assets resulting solely from an appreciation in value of such assets over their value on the date they were contributed to the Landlord by a subsidiary of MGM. MGM is responsible for all other taxes reported in the New Jersey consolidated return and, accordingly, the income tax balances related to such taxes are reflected within noncontrolling interest within the accompanying financial statements. No amounts are due to MGM under the tax sharing agreement as of December 31, 2018 or December 31, 2017.

The provision for income taxes attributable to income (loss) before income taxes is as follows:

	Year Ended December 31,
	2018	2017	2016
	(in thousands)
Federal:
Current	$—	$—	$—
Deferred	(1,142)	—	—
Provision for federal income taxes on continuing operations	$(1,142)	$—	$—
State:
Current	$5,746	$1,729	$2,156
Deferred	1,175	3,177	108
Provision for state income taxes on continuing operations	$6,921	$4,906	$2,264

A reconciliation of the federal income tax statutory rate and the Company’s effective tax rate on income from continuing operations is as follows:

	Year Ended December 31,
	2018	2017	2016
Federal income tax statutory rate	21.0%	35.0%	35.0%
Federal valuation allowance	—	—	—
Income not subject to federal income tax	(21.5)	(35.0)	(35.0)
State taxes	3.1	2.9	6.0
Effective tax rate on income from continuing operations	2.6%	2.9%	6.0%

The major tax-effected components of the Company’s net deferred tax liability are as follows:

	December 31,
	2018	2017
	(in thousands)
Deferred tax asset – federal and state
Accruals, reserves and other	$1,844	$—
Total deferred tax asset	$1,844	$—

Deferred tax liability – federal and state
Real estate investments, net	$(33,466)	$(28,544)
Other intangible assets, net	(2,012)	—
Total deferred tax liability	(35,478)	(28,544)
Net deferred tax liability	$(33,634)	$(28,544)

The Company assesses its tax positions using a two-step process. A tax position is recognized if it meets a “more likely than not” threshold, and is measured at the largest amount of benefit that is greater than 50% likely of being realized. Uncertain tax positions must be reviewed at each balance sheet date. Liabilities recorded as a result of this analysis must generally be recorded separately from any current or deferred income tax accounts. The Company currently has no uncertain tax positions. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. No interest or penalties were recorded for the years ended December 31, 2018 or December 31, 2017.

The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. All returns are subject to examination by the relevant taxing authorities as of December 31, 2018.

NOTE 9 — SHAREHOLDERS’ EQUITY AND PARTNERS’ CAPITAL

MGP shareholders. On September 11, 2017, MGP completed an offering of 13.2 million Class A shares representing limited liability company interests in a registered public offering, including 1.7 million Class A shares sold pursuant to the exercise in full by the underwriters of their over-allotment option, for net proceeds of approximately $387.5 million after deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds were contributed to the Operating Partnership in exchange for Operating Partnership units, as discussed below.

Subsequent to year end, on January 31, 2019, the Company completed an offering of 19.6 million Class A shares representing limited liability company interests in a registered public offering, including 2.6 million Class A shares sold pursuant to the exercise in full by the underwriters of their over-allotment option, for net proceeds of approximately $548.4 million after deducting underwriting discounts and commissions.

Operating Partnership capital. On September 11, 2017, in connection with the Company’s registered offering of Class A shares, the Operating Partnership issued 13.2 million Operating Partnership units to the Company.

On October 5, 2017, in connection with the MGM National Harbor Transaction, the Operating Partnership issued 9.8 million Operating Partnership units to a subsidiary of MGM.

Subsequent to year end, on January 29, 2019, in connection with the Empire City Transaction, the Operating Partnership issued 12.9 million Operating Partnership units to a subsidiary of MGM.

Subsequent to year end, on January 31, 2019, in connection with the Company’s registered offering of Class A shares, the Operating Partnership issued 19.6 million Operating Partnership units to the Company.

Accumulated Other Comprehensive Income. Comprehensive income includes net income and all other non-shareholder changes in equity, or other comprehensive income. Elements of the Company’s accumulated other comprehensive income are reported in the accompanying combined and consolidated statement of shareholders’ equity. The following table summarizes the changes in accumulated other comprehensive income:

Cash Flow Hedges
(in thousands)
Balance at January 1, 2017	$445
Other comprehensive income before reclassifications	566
Amounts reclassified from accumulated other comprehensive income to interest expense	9,216
Other comprehensive income	9,782
Less: Other comprehensive (income) attributable to noncontrolling interest	(7,119)
Balance at December 31, 2017	3,108
Other comprehensive income before reclassifications	5,258
Amounts reclassified from accumulated other comprehensive income to interest expense	(1,130)
Other comprehensive income	4,128
Less: Other comprehensive (income) attributable to noncontrolling interest	(3,028)
Balance at December 31, 2018	$4,208

MGP dividends and Operating Partnership distributions. The Operating Partnership declares and pays distributions. MGP pays its dividends with the receipt of its share of the Operating Partnership’s distributions. Dividends with respect to MGP’s Class A shares are characterized for federal income tax purposes as taxable ordinary dividends, capital gains dividends, non-dividend distributions or a combination thereof. For the period from January 1, 2018 through December 31, 2018 our dividend per Class A share attributable to 2018 was $1.7075, characterized as $1.2669 ordinary dividends and $0.4406 non-dividend distributions. For the period from January 1, 2017 through December 31, 2017 our dividend per Class A share attributable to 2017 was $1.5297, characterized as $1.1542 ordinary dividends and $0.3755 non-dividend distributions.

NOTE 10 — NET INCOME PER CLASS A SHARE

The table below provides net income and the number of Class A shares used in the computations of “basic” net income per share, which utilizes the weighted-average number of Class A shares outstanding without regard to dilutive potential Class A shares, and “diluted” net income per share, which includes all such shares. Net income attributable to Class A shares, weighted average Class A shares outstanding and the effect of dilutive securities outstanding are presented for the period subsequent to the IPO Date. Net income per share has not been presented for the Class B shareholder as the Class B share is not entitled to any economic rights in the Company.

	Years ended		April 25 - December 31,
	2018	2017	2016
	(in thousands, except share amounts)
Numerator:
Income from continuing operations, net of tax	$214,139	$165,990	$35,346
Income from continuing operations attributable to noncontrolling interest	(155,220)	(124,215)	(5,408)
Income from continuing operations attributable to Class A shares - basic and diluted	58,919	41,775	29,938
Income from discontinued operations, net of tax	30,563	—	—
Income from discontinued operations attributable to noncontrolling interest	(22,417)	—	—
Income from discontinued operations attributable to Class A shares - basic and diluted	8,146	—	—
Net income attributable to Class A shares - basic and diluted	$67,065	$41,775	$29,938
Denominator:
Weighted average Class A shares outstanding (1) - basic	70,997,589	61,733,136	57,502,158
Effect of dilutive shares for diluted net income per Class A share (2)	188,085	183,410	249,331
Weighted average Class A shares outstanding (1) - diluted	71,185,674	61,916,546	57,751,489

(1)	Includes weighted average deferred share units granted to certain members of the board of directors.

(2)	No shares related to outstanding share-based compensation awards were excluded due to being antidilutive.

(3)	Diluted net income per Class A share does not assume conversion of the Operating Partnership units held by MGM as such conversion would be antidilutive.

NOTE 11 — NET INCOME PER OPERATING PARTNERSHIP UNIT

The table below provides net income and the number of Operating Partnership units used in the computations of “basic” net income per Operating Partnership unit, which utilizes the weighted-average number of Operating Partnership units outstanding without regard to dilutive potential Operating Partnership units, and “diluted” net income per Operating Partnership units, which includes all such Operating Partnership units. Net income attributable to Operating Partnership units, weighted average Operating Partnership units outstanding and the effect of dilutive securities outstanding are presented for the period subsequent to the IPO Date.

	Years ended		April 25 - December 31,
	2018	2017	2016
	(in thousands, except share amounts)
Numerator:
Income from continuing operations, net of tax	$214,139	$165,990	$119,729
Income from discontinued operations, net of tax	30,563	—	—
Net income - basic and diluted	$244,702	$165,990	$119,729

Denominator:
Weighted average Operating Partnership units outstanding (1) - basic	266,131,712	249,451,258	232,181,070
Effect of dilutive shares for diluted net income per Operating Partnership unit (2)	188,085	183,410	249,331
Weighted average Operating Partnership units outstanding (1) - diluted	266,319,797	249,634,668	232,430,401

(1)	Includes weighted average deferred share units granted to certain members of the Board of Directors.

(2)	No shares related to outstanding share-based compensation awards were excluded due to being antidilutive.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Leases. The Landlord was assigned ground leases relating to Borgata, MGM National Harbor, and Beau Rivage. Such amounts will be paid by the Tenant pursuant to the Master Lease through 2046 (including renewal periods) for Borgata and National Harbor and through 2036 for Beau Rivage (the end of the lease term). At December 31, 2018, the Company was obligated under non-cancelable operating leases to make future minimum lease payments, which primarily relate to non-cancelable minimum lease payments pursuant to the ground leases through 2070 for Borgata, through 2082 for MGM National Harbor, and through 2036 for Beau Rivage, as follows:

Year ending December 31,	(in thousands)
2019	$19,868
2020	21,113
2021	24,996
2022	25,015
2023	24,875
Thereafter	1,310,253
$1,426,120

Litigation. In the ordinary course of business, from time to time, the Company expects to be subject to legal claims and administrative proceedings, none of which are currently outstanding, which the Company believes could have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations, liquidity or cash flows.

NOTE 13 — CONSOLIDATING FINANCIAL INFORMATION

The Operating Partnership’s senior notes were co-issued by the Operating Partnership and MGP Finance Co-Issuer, Inc., a 100% owned finance subsidiary of the Operating Partnership. Obligations to pay principal and interest on the senior notes are currently guaranteed by all of the Operating Partnership’s subsidiaries, other than MGP Finance Co-Issuer, Inc., each of which is directly or indirectly 100% owned by the Operating Partnership. Such guarantees are full and unconditional, and joint and several and are subject to release in accordance with the events described below. Separate condensed financial information for the subsidiary guarantors as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 are presented below.

The guarantee of a subsidiary guarantor will be automatically released upon (i) a sale or other disposition (including by way of consolidation or merger) of the subsidiary guarantor, or the capital stock of the subsidiary guarantor; (ii) the sale or disposition of all or substantially all of the assets of the subsidiary guarantor; (iii) the designation in accordance with the indenture of a subsidiary guarantor as an unrestricted subsidiary; (iv) at such time as such subsidiary guarantor is no longer a subsidiary guarantor or other obligor with respect to any credit facilities or capital markets indebtedness of the Operating Partnership; or (v) defeasance or discharge of the notes.

CONSOLIDATING BALANCE SHEET INFORMATION

	December 31, 2018
	Operating		Guarantor
	Partnership	Co-Issuer	Subsidiaries	Eliminations	Consolidated
	(in thousands)
Real estate investments, net	$572	$—	$10,505,557	$—	$10,506,129
Cash and cash equivalents	3,995	—	—	—	3,995
Tenant and other receivables, net	26	—	7,642	—	7,668
Intercompany	841,179	—	—	(841,179)	—
Prepaid expenses and other assets	34,813	—	—	—	34,813
Investments in subsidiaries	9,790,350	—	—	(9,790,350)	—
Above market lease, asset	—	—	43,014	—	43,014
Assets held for sale	—	—	355,688	—	355,688
Total assets	$10,670,935	$—	$10,911,901	$(10,631,529)	$10,951,307
Debt, net	4,666,949	—	—	—	4,666,949
Due to MGM Resorts International and affiliates	227	—	—	—	227
Intercompany	—	—	841,179	(841,179)	—
Accounts payable, accrued expenses, and other liabilities	13,102	—	7,694	—	20,796
Above market lease, liability	—	—	46,181	—	46,181
Accrued interest	26,096	—	—	—	26,096
Distribution payable	119,055	—	—	—	119,055
Deferred revenue	—	—	163,926	—	163,926
Deferred income taxes, net	—	—	33,634	—	33,634
Liabilities related to assets held for sale	—	—	28,937	—	28,937
Total liabilities	4,825,429	—	1,121,551	(841,179)	5,105,801
General partner	—	—	—	—	—
Limited partners	5,845,506	—	9,790,350	(9,790,350)	5,845,506
Total partners’ capital	5,845,506	—	9,790,350	(9,790,350)	5,845,506
Total liabilities and partners’ capital	$10,670,935	$—	$10,911,901	$(10,631,529)	$10,951,307

CONSOLIDATING BALANCE SHEET INFORMATION

	December 31, 2017
	Operating		Guarantor
	Partnership	Co-Issuer	Subsidiaries	Eliminations	Consolidated
	(in thousands)
Real estate investments, net	$488	$—	$10,021,450	$—	$10,021,938
Cash and cash equivalents	259,722	—	—	—	259,722
Tenant and other receivables, net	299	—	6,086	—	6,385
Intercompany	1,383,397	—	—	(1,383,397)	—
Prepaid expenses and other assets	18,487	—	—	—	18,487
Investments in subsidiaries	8,479,388	—	—	(8,479,388)	—
Above market lease, asset	—	—	44,588	—	44,588
Total assets	$10,141,781	$—	$10,072,124	$(9,862,785)	$10,351,120
Debt, net	3,934,628	—	—	—	3,934,628
Due to MGM Resorts International and affiliates	962	—	—	—	962
Intercompany	—	—	1,383,397	(1,383,397)	—
Accounts payable, accrued expenses, and other liabilities	4,154	—	6,086	—	10,240
Above market lease, liability	—	—	47,069	—	47,069
Accrued interest	22,565	—	—	—	22,565
Distribution payable	111,733	—	—	—	111,733
Deferred revenue	—	—	127,640	—	127,640
Deferred income taxes, net	—	—	28,544	—	28,544
Total liabilities	4,074,042	—	1,592,736	(1,383,397)	4,283,381
General partner	—	—	—	—	—
Limited partners	6,067,739	—	8,479,388	(8,479,388)	6,067,739
Total partners’ capital	6,067,739	—	8,479,388	(8,479,388)	6,067,739
Total liabilities and partners’ capital	$10,141,781	$—	$10,072,124	$(9,862,785)	$10,351,120

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2018
	Operating		Guarantor
	Partnership	Co-Issuer	Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$746,253	$—	$746,253
Tenant reimbursements and other	—	—	123,242	—	123,242
	—	—	869,495	—	869,495
Expenses
Depreciation	108	—	266,514	—	266,622
Property transactions, net	—	—	20,319	—	20,319
Reimbursable expenses	—	—	119,531	—	119,531
Amortization of above market lease, net	—	—	686	—	686
Acquisition-related expenses	6,149	—	—	—	6,149
General and administrative	16,048	—	—	—	16,048
	22,305	—	407,050	—	429,355
	(22,305)	—	462,445	—	440,140
Equity in earnings of subsidiaries	476,353	—	—	(476,353)	—
Other income (expense)
Interest income	13,377	—	—	(10,876)	2,501
Interest expense	(215,532)	—	(10,876)	10,876	(215,532)
Other	(7,191)	—	—	—	(7,191)
	(209,346)	—	(10,876)	—	(220,222)
Income (loss) from continuing operations before income taxes	244,702	—	451,569	(476,353)	219,918
Provision for income taxes	—	—	(5,779)	—	(5,779)
Income from continuing operations, net of tax	$244,702	$—	$445,790	$(476,353)	$214,139
Income from discontinued operations, net of tax (Note 3)	—	—	30,563	—	30,563
Net income (loss)	$244,702	$—	$476,353	$(476,353)	$244,702

Other comprehensive income (loss)
Net income (loss)	244,702	—	476,353	(476,353)	244,702
Unrealized gain on cash flow hedges	4,128	—	—	—	4,128
Comprehensive income (loss)	$248,830	$—	$476,353	$(476,353)	$248,830

CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2018
	Operating		Guarantor
	Partnership	Co-Issuer	Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(210,132)	$—	$766,933	$—	$556,801
Cash flows from investing activities
Capital expenditures for property and equipment	(192)	—	—	—	(192)
Acquisition of Northfield, net of cash acquired	(1,068,336)	—	—	—	(1,068,336)
Net cash provided by (used in) investing activities	(1,068,528)	—	—	—	(1,068,528)
Cash flows from financing activities
Net borrowings (repayments) under bank credit facility	727,750	—	—	—	727,750
Deferred financing costs	(17,490)	—	—	—	(17,490)
Distributions paid	(454,260)	—	—	—	(454,260)
Cash received by Parent on behalf of Guarantor Subsidiaries	766,933	—	(766,933)	—	—
Net cash provided by (used in) financing activities	1,022,933	—	(766,933)	—	256,000
Cash flows from discontinued operations
Cash flows from operating activities	—	—	23,406		23,406
Cash flows from investing activities	—	—	32,416		32,416
Cash flows from financing activities	—	—	—		—
Net cash from discontinued operations	—	—	55,822	—	55,822
Cash and cash equivalents
Net increase (decrease) for the period, including cash and cash equivalents classified as held for sale	(255,727)	—	55,822	—	(199,905)
Less: change in cash and cash equivalents classified as held for sale	—	—	55,822	—	55,822
Net increase (decrease) for the period	(255,727)	—	—	—	(255,727)
Balance, beginning of period	259,722	—	—	—	259,722
Balance, end of period	$3,995	$—	$—	$—	$3,995

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2017
	Operating		Guarantor
	Partnership	Co-Issuer	Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$675,089	$—	$675,089
Tenant reimbursements and other	—	—	90,606	—	90,606
	—	—	765,695	—	765,695
Expenses
Depreciation	—	—	260,455	—	260,455
Property transactions, net	—	—	34,022	—	34,022
Reimbursable expenses	—	—	88,254	—	88,254
Amortization of above market lease, net	—	—	686	—	686
Acquisition-related expenses	17,304	—	—	—	17,304
General and administrative	12,189	—	—	—	12,189
	29,493	—	383,417	—	412,910
	(29,493)	—	382,278	—	352,785
Equity in earnings of subsidiaries	377,372	—	—	(377,372)	—
Other income (expense)
Interest income	3,907	—	—	—	3,907
Interest expense	(184,175)	—	—	—	(184,175)
Other	(1,621)	—	—	—	(1,621)
	(181,889)	—	—	—	(181,889)
Income (loss) before income taxes	165,990	—	382,278	(377,372)	170,896
Provision for income taxes	—	—	(4,906)	—	(4,906)
Net income (loss)	$165,990	$—	$377,372	$(377,372)	$165,990

Other comprehensive income (loss)
Net income (loss)	165,990	—	377,372	(377,372)	165,990
Unrealized gain on cash flow hedges	9,782	—	—	—	9,782
Comprehensive income (loss)	$175,772	$—	$377,372	$(377,372)	$175,772

CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2017
	Operating		Guarantor
	Partnership	Co-Issuer	Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(198,925)	$—	$681,503	$—	$482,578
Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	(488)	—	—	—	(488)
MGM National Harbor transaction	(462,500)	—	—	—	(462,500)
Net cash used in investing activities	(462,988)	—	—	—	(462,988)
Cash flows from financing activities
Proceeds from issuance of debt	350,000	—	—	—	350,000
Deferred financing costs	(5,598)	—	—	—	(5,598)
Repayment of assumed debt	(425,000)	—	—	—	(425,000)
Repayment of debt principal	(41,875)	—	—	—	(41,875)
Proceeds from purchase of Operating Partnership units by MGP	387,548	—	—	—	387,548
Distributions paid	(385,435)	—	—	—	(385,435)
Cash received by Parent on behalf of Guarantor Subsidiaries	681,503	—	(681,503)	—	—
Net cash provided by (used in) financing activities	561,143	—	(681,503)	—	(120,360)
Cash and cash equivalents
Net decrease for the period	(100,770)	—	—	—	(100,770)
Balance, beginning of period	360,492	—	—	—	360,492
Balance, end of period	$259,722	$—	$—	$—	$259,722

CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME INFORMATION

	Year Ended December 31, 2016
	Operating		Guarantor
	Partnership	Co-Issuer	Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues
Rental revenue	$—	$—	$419,239	$—	$419,239
Tenant reimbursements and other	—	—	48,309	—	48,309
	—	—	467,548	—	467,548
Expenses
Depreciation	—	—	220,667	—	220,667
Property transactions, net	—	—	4,684	—	4,684
Reimbursable expenses	—	—	68,063	—	68,063
Amortization of above market lease, net	—	—	286	—	286
Acquisition-related expenses	10,178	—	—	—	10,178
General and administrative	9,896	—	—	—	9,896
	20,074	—	293,700	—	313,774
	(20,074)	—	173,848	—	153,774
Equity in earnings of subsidiaries	171,584	—	—	(171,584)	—
Other income (expense)
Interest income	774	—	—	—	774
Interest expense	(116,212)	—	—	—	(116,212)
Other	(726)	—	—	—	(726)
	(116,164)	—	—	—	(116,164)
Income (loss) before income taxes	35,346	—	173,848	(171,584)	37,610
Provision for income taxes	—	—	(2,264)	—	(2,264)
Net income (loss)	$35,346	$—	$171,584	$(171,584)	$35,346

Other comprehensive income (loss)
Net income (loss)	35,346	—	171,584	(171,584)	35,346
Unrealized gain on cash flow hedges	1,879	—	—	—	1,879
Comprehensive income (loss)	$37,225	$—	$171,584	$(171,584)	$37,225

CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION

	Year Ended December 31, 2016
	Operating		Guarantor
	Partnership	Co-Issuer	Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash flows from operating activities
Net cash provided by (used in) operating activities	$(99,884)	$—	$397,665	$—	$297,781
Cash flows from investing activities
Capital expenditures for property and equipment funded by Parent	—	—	(138,987)	—	(138,987)
Net cash used in investing activities	—	—	(138,987)	—	(138,987)
Cash flows from financing activities
Proceeds from issuance of debt	3,700,000	—	—	—	3,700,000
Deferred financing costs	(77,163)	—	—	—	(77,163)
Repayment of bridge facilities	(4,544,850)	—	—	—	(4,544,850)
Repayment of debt principal	(16,750)	—	—	—	(16,750)
Proceeds from purchase of Operating Partnership units by MGP	1,132,468	—	—	—	1,132,468
Distributions paid	(150,829)	—	—	—	(150,829)
Cash received by Parent on behalf of Guarantor Subsidiaries	417,500	—	(417,500)	—	—
Net cash transfers from Parent	—	—	158,822	—	158,822
Net cash provided by (used in) financing activities	460,376	—	(258,678)	—	201,698
Cash and cash equivalents
Net increase for the period	360,492	—	—	—	360,492
Balance, beginning of period	—	—	—	—	—
Balance, end of period	$360,492	$—	$—	$—	$360,492

NOTE 14 — MGP SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total
	(in thousands, except per share data)
2018
Revenues	$215,839	$220,390	$216,659	$216,607	$869,495
Net income	58,169	48,059	69,923	68,551	244,702
Net income attributable to Class A shareholders	15,830	13,146	19,484	18,605	67,065
Net income per Class A share (basic)	$0.22	$0.19	$0.27	$0.26	$0.94
Net income per Class A share (diluted)	$0.22	$0.18	$0.27	$0.26	$0.94
2017
Revenues	$183,899	$184,456	$182,798	$214,542	$765,695
Net income	46,692	43,875	43,700	31,723	165,990
Net income attributable to Class A shareholders	11,348	10,680	11,025	8,722	41,775
Net income per Class A share (basic)	$0.20	$0.19	$0.18	$0.12	$0.68
Net income per Class A share (diluted)	$0.20	$0.18	$0.18	$0.12	$0.67

Because net income per Class A share amounts are calculated using the weighted average number of basic and dilutive Class A shares outstanding during each quarter, the sum of the per share amounts for the four quarters does not equal the total net income per Class A share amounts for the year. The following sections list certain items affecting comparability of quarterly and year-to-date results and related per share amounts. Additional information related to these items is included elsewhere in the notes to the accompanying financial statements.

The Company’s results for Northfield OpCo for the year ended December 31, 2018 are presented as discontinued operations and the related assets and liabilities are classified as assets held for sale. The Company retained the real estate assets. See Note 3 for additional detail.

In the fourth quarter of 2017, on October 5, 2017, MGM, MGP, the Operating Partnership, the Landlord and the Tenant completed the MGM National Harbor Transaction. The real estate assets related to MGM National Harbor were leased by the Landlord to the Tenant via an amendment to the Master Lease. As a result, the initial rent under the Master Lease increased by $95 million, $85.5 million of which relates to the base rent for the remainder of the 2017 lease year and the remaining $9.5 million of which relates to the percentage rent.

NOTE 15 — OPERATING PARTNERSHIP SELECTED QUARTERLY FINANCIAL RESULTS (UNAUDITED)

	Quarter
	First	Second	Third	Fourth	Total
	(in thousands, except per unit data)
2018
Revenues	$215,839	$220,390	$216,659	$216,607	$869,495
Net income	58,169	48,059	69,923	68,551	244,702
Net income per Operating Partnership unit (basic)	$0.22	$0.18	$0.26	$0.26	$0.92
Net income per Operating Partnership unit (diluted)	$0.22	$0.18	$0.26	$0.26	$0.92
2017
Revenues	$183,899	$184,456	$182,798	$214,542	$765,695
Net income	46,692	43,875	43,700	31,723	165,990
Net income per Operating Partnership unit (basic)	$0.19	$0.18	$0.18	$0.12	$0.67
Net income per Operating Partnership unit (diluted)	$0.19	$0.18	$0.18	$0.12	$0.66

See Note 14 for a discussion of items affecting comparability for the years ended December 31, 2018 and 2017, which are the same for the Operating Partnership.

MGM GROWTH PROPERTIES LLC AND MGM GROWTH PROPERTIES OPERATING PARTNERSHIP LP

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
(in thousands)

December 31, 2018

		Acquisition Costs(a)		Costs Capitalized Subsequent to Acquisition		Gross Amount at Which Carried at Close of Period(b)
Property(c)	Encumbrances	Land	Building, Improvements and Other	Land	Building, Improvements and Other	Land	Building, Improvements and Other	Total	Accumulated Depreciation	Year Acquired(d)	Useful Life
Investment Properties:
New York-New York	e	$149,984	$484,001	$—	$—	$149,984	$484,536	$634,520	$(296,527)	2016	g
The Mirage	e	1,017,562	760,222	—	—	1,017,562	747,479	1,765,041	(484,617)	2016	g
Mandalay Bay	e	1,199,785	1,882,381	—	—	1,199,785	1,871,540	3,071,325	(733,704)	2016	g
Luxor	e	440,685	710,796	—	—	440,685	704,484	1,145,169	(350,834)	2016	g
Excalibur	e	814,805	342,685	—	43,945	814,805	384,036	1,198,841	(144,345)	2016	g
Park MGM	e	291,035	376,625	—	100,768	291,035	322,875	613,910	(87,453)	2016	g
Beau Rivage	e	104,945	561,457	—	—	104,945	559,210	664,155	(258,113)	2016	g
MGM Grand Detroit	e	52,509	597,324	—	—	52,509	597,324	649,833	(177,119)	2016	g
Gold Strike Tunica	e	3,609	179,146	—	—	3,609	178,578	182,187	(88,475)	2016	g
Borgata	e	35,568	1,264,432	—	—	35,568	1,254,782	1,290,350	(87,997)	2016	g
MGM National Harbor	—	—	1,183,909	—	—	—	1,199,839	1,199,839	(83,837)	2017	g
The Park	e	33,026	101,353	—	—	33,026	100,115	133,141	(13,638)	2016	g
MGM Northfield Park (f)	e	392,500	376,842	—	—	392,500	376,842	769,342	(5,438)	2018	g
		4,536,013	8,821,173	—	144,713	4,536,013	8,781,640	13,317,653	(2,812,097)
Corporate Property:
MGP Corporate Office		—	488	—	192	—	681	681	(108)	2017	g
		$4,536,013	$8,821,661	$—	$144,905	$4,536,013	$8,782,321	$13,318,334	$(2,812,205)

(a)
Represents the net carrying value of the IPO Properties on the IPO Date and the real estate assets of Borgata and MGM National Harbor on their respective acquisition dates by the Operating Partnership.

(b)	The aggregate cost of land, buildings and improvements for federal income tax purposes is approximately $9.4 billion.

(c)
All of the properties are large-scale destination entertainment and gaming-related properties, with the exception of The Park and MGP Corporate Office. See “Item 1 — Business — Our Properties” for additional detail about our properties.

(d)
We have omitted the date of construction of our properties on the basis that compiling this disclosure on a site-by-site basis would be impracticable because the majority of the real estate assets were constructed by other companies that were later acquired by MGM and then ultimately acquired by MGP.

(e)	The assets comprising these Properties collectively secure the entire amount of the Operating Partnership’s senior secured credit facility.

(f)
Reflects the real estate assets of MGM Northfield Park which were owned by the Company as of December 31, 2018 and were added to the Master Lease on April 1, 2019. Refer to Note 3 within the accompanying footnotes to the financial statements for further information.

(g)	Depreciation is computed based on the following estimated useful lives:

Buildings and building improvements	20 to 40 years
Land improvements	10 to 20 years
Fixtures and integral equipment	3 to 20 years

Reconciliation of Real Estate

	2018	2017	2016
Balance at beginning of year	$12,655,847	$11,468,170	$9,965,185
Additions (1)	788,850	1,273,776	1,511,390
Dispositions and write-offs	(105,646)	(86,905)	(8,405)
Other	(20,717)	806	—
Balance at end of year	$13,318,334	$12,655,847	$11,468,170

(1)
2018 includes $769.3 million resulting from the Operating Partnership’s acquisition of the real estate assets of MGM Northfield Park. 2017 includes $1.2 billion resulting from the Operating Partnership’s acquisition of MGM National Harbor from MGM. 2016 includes $1.3 billion resulting from the Operating Partnership’s acquisition of Borgata from MGM. See Note 3 for additional details.

Reconciliation of Accumulated Depreciation

	2018	2017	2016
Balance at beginning of year	$(2,633,909)	$(2,388,492)	$(2,171,546)
Depreciation expense	(266,622)	(260,455)	(220,667)
Dispositions and write-offs	85,327	52,883	3,721
Other	2,999	(37,845)	—
Balance at end of year	$(2,812,205)	$(2,633,909)	$(2,388,492)